UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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STEPSTONE GROUP INC.
(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JULY 14, 2025

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that StepStone Group Inc. intends to release definitive copies of this Proxy Statement to stockholders beginning on or about July 24, 2025.

StepStone Group Inc.

277 Park Avenue, 45th Floor

New York, NY 10172

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 9, 2025

1:00 p.m. Eastern Time

www.proxydocs.com/STEP

To Our Stockholders:

We are pleased to invite you to attend the 2025 Annual Meeting of Stockholders of StepStone Group Inc. (“StepStone” or the “Company”) on Tuesday, September 9, 2025 at 1:00 p.m., Eastern Time, online via live audio webcast by visiting www.proxydocs.com/STEP (the “Annual Meeting”) for the following purposes:

1. To elect the nine director nominees named in the proxy statement, each to serve for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (“Proposal 1”);

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026 (“Proposal 2”);

3. To approve, on a non-binding and advisory basis, the compensation of our named executive officers (“Proposal 3” or “Say-on-Pay”);

4. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers as permitted by Delaware law (“Proposal 4” or the “Exculpation Amendment Proposal”);

5. To approve amendments to the Company’s Amended and Restated Certificate of Incorporation to remove obsolete provisions and make certain other clarifying, technical and conforming changes (“Proposal 5” or the “Clean-Up Amendments Proposal”); and

6. To transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

The Company’s board of directors has determined to continue holding the Annual Meeting virtually. We believe that this is the right choice for StepStone as it provides expanded stockholder access regardless of the location of the Annual Meeting or resources available to stockholders, may improve communications, and allows the participants to attend the Annual Meeting conveniently from any location.

Stockholders of record as of the close of business on July 15, 2025 are entitled to notice of, and, as described in this paragraph, to vote at, the Annual Meeting, or any adjournment or postponement thereof. Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class B common stock are currently entitled to five votes for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

As permitted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials online under the SEC’s “notice and access” rules. As a result, unless you previously requested electronic or paper delivery on an ongoing basis, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy statement, our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 (the “Annual Report”) and a form of proxy card or voting instruction card (together, the “proxy materials”). The Notice contains instructions on how to access the proxy materials online. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials. If you elect to receive a paper copy, our proxy materials will be mailed to you. This distribution process is more resource- and cost-efficient. The Notice is first being mailed, and the proxy materials are first being made available, to our stockholders on or about July [ ], 2025.

All stockholders are cordially invited to attend our Annual Meeting, conducted virtually via live audio webcast. To attend the Annual Meeting, vote, or submit questions during the Annual Meeting, you must first register for the Annual Meeting in advance by visiting www.proxydocs.com/STEP. Upon completing your registration, you will receive a confirmation email, which will include additional information about virtually attending the Annual Meeting. For additional details, see “—How can I attend, participate in and vote at the Annual Meeting online?” in the “Questions and Answers” section below. This proxy statement provides detailed information about the Annual Meeting. We encourage you to read this proxy statement carefully and in its entirety. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 12:45 p.m. Eastern Time on Tuesday, September 9, 2025. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call the phone number provided in your confirmation email for assistance. During the ten days prior to the Annual Meeting, a list of stockholders of record will be available at our principal executive offices located at 277 Park Avenue, 45th Floor, New York, New York 10172.

Your vote is important. Regardless of whether you participate in the Annual Meeting, we hope you vote as soon as possible. You may vote online or by phone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting online or by phone, written proxy or voting instruction card ensures your representation at the Annual Meeting regardless of whether you attend our virtual Annual Meeting online.

We expect to file our definitive proxy statement for this Annual Meeting on July 24, 2025.

By Order of the Board of Directors,

Jennifer Y. Ishiguro

Chief Legal Officer & Secretary

New York, NY

July [ ], 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 9, 2025

The notice, the proxy statement and the Company’s Annual Report are available at www.proxydocs.com/STEP.

i

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact, including statements regarding our environmental and other sustainability plans and goals. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including the risk factors that we identify in our SEC filings, and actual results may differ materially from the results discussed in such forward-looking statements. We undertake no duty to update publicly any forward-looking statement that we may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

ii

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Status as a Controlled Company

As of June 30, 2025, holders of our Class B common stock control approximately 61.8% of the voting power of our outstanding common stock because each share of our Class B common stock entitles its holder to five votes on all matters to be voted on by stockholders generally until a Sunset (as defined below) becomes effective. After a Sunset becomes effective, each share of our Class B common stock will entitle its holder to one vote. So long as no Sunset has occurred and the Class B stockholders who are party to the Amended and Restated Stockholders Agreement, dated as of September 20, 2021, by and among the Company, StepStone Group LP, a Delaware limited partnership (the “Partnership”) and the other persons and entities party thereto (as the same may be amended and/or restated from time, the “Stockholders Agreement”) hold at least approximately 16.7% of all of the outstanding shares of the Company’s common stock, the Class B stockholders are expected to hold a majority of the Company’s outstanding voting power and thereby will control the outcome of matters submitted to a stockholder vote. A “Sunset” is triggered upon the earliest to occur of the following: (i) Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel (our former Chief Financial Officer), Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman (including their respective family trusts and any other permitted transferees, the “Sunset Holders”) collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined assuming all outstanding Class B units have been exchanged for Class A common stock); (ii) the Sunset Holders cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least 25% of the aggregate voting power of our outstanding Class A common stock and Class B common stock, before giving effect to a Sunset; and (iii) September 18, 2025. In the case of a Sunset triggered by an event described in clause (i) or (ii) above, a Sunset triggered during the first two fiscal quarters of any fiscal year would have become effective at the end of that fiscal year, and a Sunset triggered during the third or fourth fiscal quarters of any fiscal year would have become effective at the end of the following fiscal year. Given that the Sunset has not been triggered as of the date of this proxy statement, the Sunset will occur on September 18, 2025.

As a result of the voting power currently held by those Class B and Class A stockholders who are party to the Stockholders Agreement, we currently qualify as a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Global Select Market LLC (“Nasdaq”). Under these rules, a listed company of which more than 50% of the voting power with respect to the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. Consistent with this, we have elected not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) director nominees be selected or recommended to the board entirely by independent directors and (iii) the compensation committee be composed entirely of independent directors.

However, when the Sunset occurs on September 18, 2025, we will no longer qualify as a “controlled company” within the meaning of the Nasdaq rules. The Company is preparing to take all action necessary to comply with the Nasdaq rules that apply to non-controlled companies, including transitioning our board of directors (our “board” or our “board of directors”) to being composed of a majority of independent directors by September 18, 2026 (the end of the permitted “phase-in” period following loss of controlled company status under the Nasdaq rules). Additionally, as noted below, as of September 18, 2025, our Compensation Committee and Nominating and Corporate Governance Committee will each consist of a majority of independent directors, and on or before September 18, 2026, our Compensation Committee and Nominating and Corporate Governance Committee will each be composed entirely of independent directors, in compliance with the permitted “phase-in” periods under the Nasdaq rules.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our amended and restated certificate of incorporation provides that the size of our board of directors may be set from time to time by our then current board of directors. Our board of directors currently consists of 9 members with Mr. Brem serving as Chairperson of our board of directors.

Our amended and restated certificate of incorporation and bylaws originally classified our board of directors into three classes of directors, serving staggered three-year terms of office, subject a sunset that we began implementing starting with our 2023 Annual Meeting of Stockholders. As a result, beginning with this Annual Meeting, all of our directors are standing for annual elections for a one-year term expiring at the 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

Pursuant to the Stockholders Agreement described under “Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Stockholders Agreement,” certain Class A stockholders, Class B stockholders and Class C unitholders have entered into a Stockholders Agreement pursuant to which they agreed to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee (as defined in the Stockholders Agreement), including with respect to nominations for director. The Stockholders Agreement will expire on September 18, 2025.

The following table sets forth information with respect to our directors as of the record date:

Name	Age	Director Since	Position at the Company
Monte M. Brem	56	2019	Chairperson of the Board of Directors
Valerie G. Brown	69	2021	Director
Jose A. Fernandez	53	2020	Co-Chief Operating Officer and Director
Thomas Keck	59	2020	Director
Michael I. McCabe	56	2020	Head of Strategy and Director
Steven R. Mitchell	55	2020	Director
Scott W. Hart	44	2020	Chief Executive Officer and Director
David F. Hoffmeister	70	2020	Director
Anne L. Raymond	67	2020	Director

Nominees for Election to a One-Year Term Expiring at the 2026 Annual Meeting of Stockholders

Monte M. Brem has served as Chairperson of our board of directors since November 2019. Since August 1, 2023, he has provided consulting services to the Company as Executive Advisor. Previously, he served as the Partnership’s Chief Executive Officer since he co-founded StepStone in January 2007 until he became its Co-Chief Executive Officer in August 2019, serving through December 2021. From January 2022 to July 2023, he served as Executive Chairman of the Company. From 2002 to 2005, prior to co-founding StepStone, Mr. Brem served as Managing Director and Principal and eventually President at Pacific Corporate Group LLC, a private equity investment firm that oversaw approximately $15 billion of commitments from institutional clients. Earlier in his career, Mr. Brem was an Associate at the law firm of Gibson, Dunn & Crutcher LLP, where he focused on complex corporate transactions and corporate governance matters. Mr. Brem received his B.A. from San Diego State University and his J.D. and MBA from the University of San Diego. He is a member of the state bar of California (inactive status). Mr. Brem brings to our board of directors his extensive experience in private markets investments, deep familiarity with our business and the perspective of our former Chief Executive Officer.

Valerie G. Brown has served as a member of our board of directors since April 2021. From 2016 to 2019, Ms. Brown served as Executive Chairman of the Board of Directors of Advisor Group, Inc. (now known as Osaic Inc.), a network of independent investment advisors. Prior to that, she was Chief Executive Officer of Cetera Financial Group, a network of independent retail investment advisors, from 2010 to 2014. Prior to joining Cetera Financial Group, Ms. Brown held a number of executive and senior leadership positions at ING Group and ING

North America, as well as Taco Bell Worldwide. Ms. Brown currently serves on the Board of Directors of Osaic Inc., AmWINS Group, Inc., a wholesale distributor of specialty insurance products and services, Jackson Hole Airport and Protect Our Water Jackson Hole. Ms. Brown received her B.S. in Chemical Engineering from Oregon State University and her MBA from Stanford University. Ms. Brown brings to our board of directors a wealth of experience in the financial services and wealth management industries, in addition to her financial acumen.

Jose A. Fernandez has served as the Company’s Co-Chief Operating Officer since November 2019 and as a member of our board since September 2020. He co-founded the Partnership in 2007 as Partner, General Counsel and Chief Compliance Officer. He served as the Partnership’s General Counsel and Chief Compliance Officer until October 2010 when he was succeeded by Jason Ment so that he could focus on his business role. In March 2017, he became the Partnership’s Chief Operating Officer. He served in that role until sharing that role with Mr. Ment as Co-Chief Operating Officer in July 2018. He is also involved in StepStone’s Environmental, Social and Governance activities, in addition to various investment activities. Prior to co-founding the Partnership in 2007, Mr. Fernandez served as Managing Director and General Counsel at Pacific Corporate Group LLC, a privately held investment advisory firm, from 2004 to 2006, where he was responsible for all legal and compliance activities, as well as research on emerging managers. From 2001 to 2004, Mr. Fernandez was an Associate at the law firm of Latham & Watkins LLP. At Latham & Watkins, Mr. Fernandez was a member of the Private Equity/Investment Fund Practice Group where he organized and represented private equity, venture capital, and buy-out funds. From 1997 to 2001, Mr. Fernandez was an Associate at the law firm of Curtis, Mallet-Prevost, Colt & Mosle LLP. Mr. Fernandez received his BA from the University of Michigan and his JD from Stanford Law School. Mr. Fernandez brings to our board of directors his extensive experience in private markets investments and his deep understanding of our operations.

Scott W. Hart has served as the Chief Executive Officer of the Company and Partnership since January 2022 and as a member of our board of directors since September 2020. Mr. Hart has also served as the Co-Chief Executive Officer of the Company and the Partnership between August 2019 and December 2021. He also is a member of the Partnership’s Global Executive Committee, Private Equity Executive Committee, Venture Capital & Growth Equity Executive Committee, Private Equity Investment Committee and Private Equity Portfolio and Risk Management Committee. He has held a number of responsibilities over time, managing a number of important client relationships, serving as Co-Head of Private Equity Co-Investments between January 2013 to October 2019 and helping with opening the firm’s London office. Prior to joining the Partnership in 2007, Mr. Hart was an Associate at TPG Capital, LP from 2005 to 2007. While at TPG, Mr. Hart focused on evaluating, executing and monitoring investments for a private equity fund, as well as helping to develop views on investment thesis, valuation, financing and exit strategy. From 2003 to 2005, Mr. Hart worked as an Analyst at Morgan Stanley in the Consumer & Retail group, where he performed financial and strategic analysis on acquisitions, leveraged buy-outs, divestitures, and debt and equity capital markets transactions. Mr. Hart received his BBA from the University of Notre Dame. Mr. Hart brings to our board of directors his extensive experience in private markets investments and the perspective of our Chief Executive Officer.

David F. Hoffmeister has served as a member of our board of directors since September 2020. He served as the Senior Vice President and Chief Financial Officer of Life Technologies Corporation, a global life sciences company, from 2008 to 2014 when it was acquired by Thermo Fisher Scientific Inc. From 2004 to 2008, he served as Chief Financial Officer of Invitrogen Corporation, which merged with Applied Biosystems in 2008 to form Life Technologies Corporation. Prior to joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. Before joining McKinsey & Company, he held financial positions at GTE Corp. and W.R. Grace and Co. Mr. Hoffmeister currently serves on the boards of directors of Celanese Corporation (since 2006), Glaukos Corporation (since 2014) and ICU Medical, Inc. (since 2018). He also serves on the board of directors of Kaiser Foundation Hospitals and Kaiser Foundation Health Plan, Inc. (since 2014). Mr. Hoffmeister received his BS from the University of Minnesota and his MBA from the University of Chicago. Mr. Hoffmeister brings to our board of directors his strong finance background, experience as a chief financial officer of a global biotechnology company and as a senior partner of a global managing consulting firm advising on strategic matters, and public company board and audit committee experience.

Thomas Keck has served as a member of our board of directors since September 2020. Mr. Keck co-founded the Partnership in 2007 as Partner and leads the Partnership’s global research and portfolio management activities, and the development of StepStone Private Market Intelligence. He is also involved in our responsible investment and risk management initiatives. Prior to co-founding the Partnership in 2007, from 2005 to 2006, Mr. Keck was a managing director at Pacific Corporate Group LLC, a private equity investment firm that oversaw over $15 billion of private equity commitments for institutional investors. From 2000 to 2005, Mr. Keck was a principal with Blue Capital Management L.L.C., a middle market buyout firm, and from 1997 to 2000, he was a consultant at McKinsey & Company. Mr. Keck formerly served on the board of directors for Porter Athletic Equipment Company, and currently serves on the board of Trio Health, Inc. He also currently serves on the Research Advisory Council of the Institute for Private Capital, as well as the Private Equity Advisory Council of the University of Chicago Booth School of Business. Mr. Keck received his BA from George Washington University and his MBA from the University of Chicago Booth School of Business. He served in the U.S. Navy as a Naval Flight Officer, receiving numerous decorations flying EA-6Bs off the USS Nimitz (CVN-68) from 1988 to 1995. Mr. Keck brings to our board of directors extensive experience in private market investments.

Michael I. McCabe has served as our Head of Strategy since November 2019 and as a member of our board of directors since September 2020. Mr. McCabe has served as Head of Strategy of the Partnership since May 2017. He has been Partner of the Partnership since October 2010. He is a member of the private equity team and is involved with various investment and risk management activities. Prior to joining the Partnership in 2010, Mr. McCabe served as a Vice President at Hamilton Lane Advisors L.L.C., where he was the co-head of secondary and co-investment funds from 2005 to 2008. Mr. McCabe received a BA from Drexel University and an MBA from Columbia University. Mr. McCabe brings to our board of directors his extensive experience in private markets investments and his deep knowledge of our strategies.

Steven R. Mitchell has served as a member of our board of directors since September 2020, and has served as a director of the Partnership since its founding in January 2007. Mr. Mitchell has served as the Chief Executive Officer of Argonaut Private Capital L.P., a private equity investment firm, since July 2016, and from November 2004 to July 2016, he was the Managing Director of Argonaut Private Equity, LLC, a private equity investment firm. Prior to joining Argonaut Private Equity, LLC, Mr. Mitchell was a principal in both Radical Incubation, a private equity investment firm, and 2929 Entertainment, LLC, a media company. Mr. Mitchell currently serves on the board of directors of Aspen Aerogels, Inc., a public company listed on the New York Stock Exchange and Alkami Technology, Inc. a public company listed on the Nasdaq. He also currently serves on the boards of directors of several privately owned companies. From 1996 to 1999, Mr. Mitchell was a corporate attorney at Gibson, Dunn & Crutcher LLP. Mr. Mitchell received his BBA from Baylor University and his JD from the University of San Diego School of Law. Mr. Mitchell brings to our board of directors his public company board experience and his experience with private investments.

Anne L. Raymond has served as a member of our board of directors since September 2020. She has had a 35-year career in real estate finance and investment management. From 2000 to 2017, she held senior leadership positions and served on the firmwide Investment Committees at Crow Holdings—a privately-owned real estate investment and development firm with a 70-year history and proven track record of performance. She retired in 2017 as President of Crow Holdings Capital, a Registered Investment Advisor managing capital on behalf of global investors in private equity real estate funds and diversified investment portfolios on behalf of ultra-high-net-worth families. In addition, from 2000 to 2017, she was Managing Director of Crow Family Holdings—owner of national development companies Trammell Crow Residential and Crow Holdings Industrial. Prior to her tenure at Crow Holdings, from 1995 to 1998, she served as Executive Vice President and Chief Financial Officer at Wyndham International, Inc., an upscale and luxury hotel and resort company—leading its initial public offering in 1996. Ms. Raymond currently serves on the boards of directors of Crow Holdings and Trammell Crow Residential Company, as well as DFW Teach for America and Lone Star Big Brothers Big Sisters. She is also a member of American Enterprise Institute’s National Council and the Executive Advisory Council of the George W. Bush Presidential Center. Ms. Raymond received her BS from the University of Missouri. Ms. Raymond brings to our board of directors her extensive experience in private market investments in real estate and other asset classes, in addition to her financial acumen.

Director Independence

Our Nominating and Corporate Governance Committee and our board have conducted their annual review of the independence of each director nominee under the applicable Nasdaq and SEC independence standards. Based upon the Nominating and Corporate Governance Committee’s recommendation and our board’s own review and assessment, our board has affirmatively determined in its business judgment that each of Valerie G. Brown, David F. Hoffmeister and Anne L. Raymond is “independent” as defined under the Nasdaq rules and Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

Our board does not have a policy on whether the role of Chairperson and Chief Executive Officer should be separate or combined and annually reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. After careful consideration, the board determined that, at this time, having separate Chief Executive Officer and Chairperson roles is best for us and our stockholders. As our Chief Executive Officer, Mr. Hart is responsible for developing and overseeing the implementation of our business strategy as well as leading and managing the day-to-day operations of the Company. With Mr. Brem serving as Chairperson of our board of directors, the Company continues to leverage Mr. Brem’s experience and history with the Company. In Mr. Brem’s role as Chairperson of our board of directors, Mr. Brem focuses on board oversight and governance matters and serves as the liaison between the board and management, working closely with our directors and our Chief Executive Officer. In addition, since August 1, 2023, Mr. Brem has served as Executive Advisor to the Company providing such consulting services, as reasonably requested by the board and our Chief Executive Officer. Our board believes that our existing board leadership structure provides the most effective and efficient leadership for the Company at this time. The board recognizes that no single leadership model is right for all companies and at all times and will continue to evaluate whether to split or combine the roles to ensure our leadership structure continues to be in the best interests of the Company and our stockholders.

Executive Sessions

In order to promote open discussion among independent directors, our board holds executive sessions of independent directors at least quarterly. These executive sessions are chaired by an independent director selected by the independent directors during such sessions.

Board Qualifications & Composition

The Nominating and Corporate Governance Committee periodically reviews, and recommends to our board, the skills, experience, characteristics and other criteria for identifying and evaluating directors. Our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, and to exercise sound judgment and courage in fulfilling their oversight responsibilities. Directors should embrace the Company’s values and culture and should possess the highest levels of integrity.

The Nominating and Corporate Governance Committee evaluates the composition of our board annually to assess whether the skills, experience, characteristics and other criteria established by our board are currently represented on our board as a whole, and in individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs. Our board of directors and the Nominating and Corporate

Governance Committee also actively seek to achieve a spectrum of perspectives, viewpoints, backgrounds and experiences on the board. Currently, of our nine director nominees, two are women, seven are men, one is two or more races or ethnicities (white and Native American), one is Hispanic or Latino, and seven are white.

The Nominating and Corporate Governance Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by our board and recommends the Company’s candidates to our board for election by the Company’s stockholders at the applicable annual meeting. We also assess qualifications, experience and backgrounds of our directors as part of our board’s annual self-evaluation process. We believe our board is well positioned to provide effective oversight and strategic advice to our management.

Procedures for Recommending Individuals to Serve as Directors

The Nominating and Corporate Governance Committee also considers director candidates recommended by our stockholders. Any stockholder who wishes to propose director nominees for consideration by our Nominating and Corporate Governance Committee, but does not wish to present such proposal at an annual meeting of stockholders, may do so at any time by sending each proposed nominee’s name and a description of his or her qualifications for board membership to the chair of the Nominating and Corporate Governance Committee by sending an email to shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 277 Park Avenue, 45th Floor, New York, New York 10172. The recommendation should contain all of the information regarding the nominee required under the “advance notice” provisions of our amended and restated bylaws (“bylaws”) (which can be provided free of charge upon request by writing to our Chief Legal Officer & Secretary at the address listed above). The Nominating and Corporate Governance Committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other director nominees.

Committees of the Board of Directors

Our board established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees are each described below. Each of our board’s committees acts under a written charter, which was adopted and approved by our board of directors. Copies of the committees’ charters are available on our website at https://shareholders.stepstonegroup.com/corporate-governance.

Committee Membership; Meetings and Attendance

Between April 1, 2024 and March 31, 2025:

•	our board of directors held seven meetings;

•	our Audit Committee held four meetings;

•	our Compensation Committee held four meetings; and

•	our Nominating and Corporate Governance Committee held three meetings.

Each of our incumbent directors attended at least 75% of the meetings of our board of directors and the respective committees of which he or she was a member held during the period such incumbent director was a director during the fiscal year ended March 31, 2025 (“fiscal 2025”).

Directors are expected to attend the Annual Meeting absent unusual circumstances. Eight out of the nine directors then serving attended the 2024 Annual Meeting of Stockholders.

Effective as of September 18, 2025, the membership of our Compensation Committee and Nominating and Corporate Governance Committee will change to begin transitioning to non-controlled company status to comply with the applicable Nasdaq rules, which provide for applicable transition periods following a company’s loss of controlled company status. The following table sets forth the current committee membership as well as the committee memberships which have been approved by our board to be effective as of September 18, 2025:

	Current Committee Memberships			Committee Memberships As of September 18, 2025
Name	AC	CC	NCGC	AC	CC	NCGC
Monte M. Brem		C	M		C
Valerie G. Brown*	M			M	M
Scott W. Hart		M	C			C
David F. Hoffmeister*	C			C		M
Anne L. Raymond*	M			M	M	M

AC: Audit Committee CC: Compensation Committee NCGC: Nominating and Corporate Governance Committee	M – Member C – Chairperson

*	Independent Director and Audit Committee Financial Expert

Audit Committee

Our Audit Committee consists of Ms. Brown, Mr. Hoffmeister and Ms. Raymond. Mr. Hoffmeister serves as the chair of the Audit Committee. Each of Ms. Brown, Mr. Hoffmeister and Ms. Raymond qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to audit committee members. Each of Ms. Brown, Mr. Hoffmeister and Ms. Raymond qualifies as an “audit committee financial expert” as defined by the SEC. Our Audit Committee, among other things, has responsibility for:

•	appointing, determining the compensation of and overseeing the work of our independent registered public accounting firm, as well as evaluating its independence and performance;

•	considering and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm;

•

reviewing and discussing with management and the independent auditor, as appropriate, the adequacy and effectiveness of our internal control over financial reporting and our disclosure controls and procedures;

•	discussing with management our risk assessment and risk management policies and processes; and

•	establishing procedures for the receipt and treatment of complaints and employee concerns regarding our financial statements and auditing process.

Compensation Committee

Our Compensation Committee consists of Messrs. Brem and Hart. Mr. Brem serves as the chair of the Compensation Committee. As a controlled company, we rely upon the exemption from the Nasdaq requirement that we have a compensation committee composed entirely of independent directors. As of September 18, 2025, when we are no longer a controlled company, our Compensation Committee will consist of a majority independent directors in order to comply with the applicable Nasdaq rules, as noted above. Our Compensation Committee, among other things, has responsibility for:

•	making recommendations to our board of directors with respect to the compensation of the Chief Executive Officer;

•	reviewing and approving the compensation of other executive officers;

•	recommending the amount and form of non-employee director compensation; and

•	appointing and overseeing any compensation consultant.

Nominating and Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Brem and Hart. Mr. Hart serves as the chair of the Nominating and Corporate Governance Committee. As a controlled company, we rely upon the exemption from the Nasdaq requirement that we have a nominating and corporate governance committee composed entirely of independent directors or that our director nominees be otherwise selected or recommended to the board by independent directors. Effective as of September 18, 2025, our Nominating and Corporate Governance Committee will consist of a majority independent directors in order to comply with the applicable Nasdaq rules, as noted above. Our Nominating and Corporate Governance Committee, among other things, has responsibility for:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; and

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Risk Oversight

Our board of directors believes that effective risk management and control processes are critical to StepStone’s safety and soundness, our ability to predict and manage the challenges that StepStone may face and, ultimately, StepStone’s long-term corporate success.

In general, management is responsible for the day-to-day oversight and management of strategic, operational, legal, compliance, cybersecurity and financial risks, while our board of directors, as a whole and through its committees, is responsible for the oversight of our risk management framework. Consistent with this approach, management reviews both the framework and certain specific risks with our board and Audit Committee at regular board and Audit Committee meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents steps taken by management to eliminate or mitigate such risks. While our board is ultimately responsible for the risk oversight of our Company, our Audit Committee has primary responsibility for management and mitigation of the risks facing our Company, including major financial, cybersecurity and control risks, and oversight of the measures initiated by management to monitor and control such risks.

Our Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Compensation Committee has responsibility to review the risks arising from our compensation policies and practices applicable to all employees and evaluate policies and practices that could mitigate any such risk. Our Nominating and Corporate Governance Committee has responsibility to review risks relating to our corporate governance practices. These committees provide regular reports on our risk management practices to our full board, as necessary. Our board believes that the Company’s current leadership structure supports its risk oversight function.

Communications with Directors

Stockholders and other interested parties who wish to communicate with our board or any individual director may do so by sending an email to shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 277 Park Avenue, 45th Floor, New York, New York 10172. Communications we receive that relate to accounting, internal accounting controls, auditing matters or securities law matters will be referred to the Audit Committee unless the communication is directed otherwise. You may communicate anonymously and/or confidentially. Each communication will be reviewed by our Chief Legal Officer & Secretary to determine whether it is appropriate for presentation to our board or the applicable director(s). The purpose of this screening is to allow our board (or the applicable individual director(s)) to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, product inquiries or any offensive or otherwise inappropriate materials).

Code of Business Conduct and Ethics

Our board adopted a Code of Conduct and Ethics (the “Code”) relating to the conduct of our business by all of our employees, executive officers (including our principal executive officers, principal financial officer and principal accounting officer (or persons performing similar functions)), and directors. This Code satisfies the requirement that we have a “code of conduct” under the Nasdaq and SEC rules and is available on our website at https://shareholders.stepstonegroup.com/corporate-governance. To the extent required under the listing rules and SEC rules, we intend to disclose future amendments to certain provisions of this Code, or waivers of such provisions, applicable to any of our executive officers or directors, on our website identified above.

Corporate Governance Guidelines

Our board also adopted principles of corporate governance to formalize its governance practices, which serve as a framework within which our board of directors and its committees operate. These principles cover a number of areas, including the role of our board of directors, board composition and leadership structure, director independence, director selection, qualification and election, director compensation, executive sessions, Chief Executive Officer evaluations, succession planning, annual board assessments, board committees, director orientation and continuing education, stockholder engagement and others. A copy of our corporate governance guidelines is available on our website at https://shareholders.stepstonegroup.com/corporate-governance.

Compensation Committee Interlocks and Insider Participation

Messrs. Brem and Hart were members of our Compensation Committee during fiscal 2025. Mr. Hart is an executive officer of the Company and Mr. Brem was a non-employee Chairperson of the board, effective August 1, 2023. Previously, Mr. Brem was the Executive Chairman. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

Insider Trading Policy and Prohibitions and Restrictions on Hedging and Pledging Transactions
Our Insider Trading Policy governs the purchase, sale, and/or any other dispositions of our securities by directors, officers, employees and other covered persons and is designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. To the extent the Company engages in transactions in its securities, it does so in accordance with applicable laws.
Among other things, our Insider Trading Policy
prohibits
our (i) directors and officers and members of their immediate families and households and their controlled entities (i.e., corporations or other business entities controlled or managed by any such person, and trusts or other entities for which any such person is the trustee or in which any such person has a beneficial pecuniary interest) as well as, (ii) subject to their ability to request an exemption in limited circumstances (1) the Chief Compliance Officer, the Global Head of Human Resources, the Head of Tax and the Head of Fund Accounting, (2) partners and other personnel more likely to be in possession of material non-public
information, (3) certain personnel regularly involved in the preparation or review of the Company’s financial statements and (4) certain other employees who are so designated from time to time, as well as in the case of clauses (1) – (4), members of their immediate families and households and their controlled entities, from purchasing financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) and from otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of StepStone securities granted to any such person by us as part of such person’s compensation or held, directly or indirectly, by such person. Similarly, persons listed in clause (i) and, subject to their ability to request an exemption in limited circumstances, persons listed in clause (ii) are also prohibited from pledging StepStone securities as collateral for a loan. Our Insider Trading Policy is filed as exhibit 19.1 to our Annual Report on Form
10-K
for the year ended March 31, 2025 which was filed with the SEC on May 23, 2025.
Fiscal 2025 Director Compensation
Our policy is to pay director compensation only to directors whom we deem
independent. We have adopted a program for compensating our independent directors with a combination of cash and equity.
Annual Retainer
. During fiscal 2025 and for fiscal 2026 prior to the Annual Meeting, all independent directors were eligible to receive a $175,000 annual retainer. After the Annual Meeting, the annual retainer for all independent directors will be increased to $200,000. All annual retainers are pro-rated for
any partial year of service. Fifty percent of the annual retainer is payable in the form of restricted stock units (“RSUs”) and the remaining fifty percent is payable, at the election of such director, in the form of cash or
RSUs
.
Audit Committee Chair Retainer
. In addition to the annual retainer, the chair of the Audit Committee is eligible to receive an additional $25,000 annual retainer. Fifty percent of such retainer is payable in the form of RSUs and the remaining fifty percent is payable, at the election of the director, in the form of cash or RSUs.
RSUs.
 All RSUs granted to directors vest in full based on continuous service as a member of the board of directors through the earlier of 12 months following the date of grant and the date of our next annual meeting of stockholders.
All members of the board of directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

The table below describes the compensation provided to our non-executive officer directors in fiscal 2025. The table excludes Messrs. Fernandez, McCabe and Hart because they each served as executive officers during fiscal 2025 but did not receive separate compensation for their additional service as directors during that time period. In accordance with the director compensation program, the board of directors approved the RSU grants to each independent director with a grant date of September 10, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Monte Brem(2)	—	—		2,744,268	(3)	2,744,268
Valerie G. Brown	—	174,995	(4)	—		174,995
David F. Hoffmeister	—	199,951	(4)	—		199,951
Thomas Keck(5)	—	257,992		3,990,005	(6)	4,247,997
Steven R. Mitchell(7)	—	—		—		—
Anne L. Raymond	—	174,995	(4)	—		174,995

(1)

Amounts in this column represent the aggregate grant date fair value of RSUs granted during fiscal 2025, calculated in accordance with FASB ASC Topic 718 based on the closing price per share of Class A common stock on the applicable date of grant: (i) for each director other than Mr. Keck, September 10, 2024 of $50.93 and (ii) for Mr. Keck, March 14, 2025 of $53.67. For additional information regarding the assumptions underlying this calculation, please read Note 10 to our consolidated financial statements for the fiscal year ended March 31, 2025 located in our Annual Report on Form 10-K for such fiscal year. As of March 31, 2025, each non-executive director held the following unvested RSUs: Mr. Brem: 0; Ms. Brown: 3,436; Mr. Hoffmeister: 3,926; Mr. Keck: 11,676; Mr. Mitchell: 0; and Ms. Raymond: 3,436.

(2)

Mr. Brem is a retired partner of the Partnership, and thus, is not eligible for compensation under our director compensation program. The amounts reported in this table represent the compensation he received from the Partnership for fiscal 2025 and excludes any distributions received in respect of his equity ownership interests in the Partnership. Mr. Brem, MMAR HNL, LLC and the Company are parties to a consulting agreement, pursuant to which Mr. Brem serves as Executive Advisor, providing consulting services as reasonably requested by the board and/or the Chief Executive Officer of the Partnership and the Company, in exchange for which he receives cash consulting fees of $250,000 per year, payable in monthly installments.

(3)	Consists of $250,000 in consulting fees and cash payments received in respect of carried interest allocations of $2,494,268.
(4)

Ms. Brown, Mr. Hoffmeister and Ms. Raymond elected to receive 100% of their annual retainers in the form of RSUs. The number of RSUs granted was determined based on the closing price per share of Class A common stock on September 10, 2024 of $50.93, rounded down to the next whole share.

(5)

Mr. Keck is a partner of the Partnership, and thus, is not eligible for compensation under our director compensation program. The amounts reported in this table represent the compensation he received from the Partnership for fiscal 2025 and excludes any distributions received in respect of his equity ownership interests in the Partnership. The number of RSUs granted to him as an employee was determined based on the closing price per share of Class A common stock on March 14, 2025 of $53.67, rounded to the next whole share. In addition, during fiscal 2025, we adopted the StepStone Group LP Evergreen Fund Incentive Plan, under which we may grant share unit (“Evergreen Fund Units”) awards which are similar to RSU awards but entitle the holder to receive shares of SPRIM or StepStone Private Infrastructure Fund Class I Shares, or the cash value thereof, following vesting. Mr. Keck received 1,162 Evergreen Fund Units of SPRIM during fiscal 2025 which vest in four annual installments through February 14, 2029. As the Evergreen Fund Units are not subject to FASB ASC Topic 718, the value received by Mr. Keck upon vesting of the Evergreen Fund Units will be reported in the year in which vesting occurs.

(6)

Consists of $500,000 in salary, $577,500 in total cash bonuses for fiscal 2025, cash payments received in respect of carried interest allocations and incentive fee payments of $2,894,399, life and disability insurance premiums of $9,407 and 401(k) company contributions of $8,698.

(7)	Mr. Mitchell is not eligible for compensation under our director compensation program and did not receive any compensation from us during fiscal 2025.

PROPOSAL 1—ELECTION OF DIRECTORS

Each of our directors has a term of office that expires at the Annual Meeting. Our Nominating and Corporate Governance Committee has recommended, and our board has approved, Monte M. Brem, Valerie G. Brown, Jose A. Fernandez, Scott W. Hart, David F. Hoffmeister, Thomas Keck, Michael I. McCabe, Steven R. Mitchell, and Anne L. Raymond as nominees for election at the Annual Meeting. If elected at the Annual Meeting, each nominee will serve until the 2026 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her earlier death, resignation, retirement, disqualification or removal. Information concerning these nominees appears under the “—Composition of the Board of Directors” above. Each nominee was appointed to our board prior to or in connection with our initial public offering. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by our board, or alternatively, our board may leave a vacancy on our board or reduce the size of our board.

Each director is elected by a plurality of the votes cast. “Plurality” means that the five nominees who receive the largest number of votes cast “For” such nominees are elected as directors. Stockholders may vote “For” any or all of the nominees or “Withhold” with respect any or all of the nominees named in this Proposal 1. Any shares voted “Withhold” and broker non-votes, if any, are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election.

FOR	OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS

The following individuals constitute our executive officers:

Name	Age*	Position
Scott W. Hart	44	Chief Executive Officer and Director
Jason P. Ment	47	President and Co-Chief Operating Officer
Jose A. Fernandez	53	Co-Chief Operating Officer and Director
David Y. Park	52	Chief Financial Officer
Michael I. McCabe	56	Head of Strategy and Director

*	As of the proxy filing date.

Biographies of each of Messrs. Hart, Fernandez and McCabe appear above under “—Composition of our Board of Directors.” Biographies of the remaining executive officers appear below:

Jason P. Ment has served as the Company’s President and Co-Chief Operating Officer since November 2019. Mr. Ment joined the Partnership as Partner, General Counsel and Chief Compliance Officer in October 2010, assumed the additional role of Co-Chief Operating Officer in July 2018 and then became StepStone’s Partner, President and Co-Chief Operating Officer in May 2019. Prior to joining StepStone in October 2010, Mr. Ment was General Counsel of Citigroup Private Equity, a $10 billion equity co-investment, mezzanine, and fund of private equity funds business from 2007 to 2010. Also while at Citigroup, from 2009 to 2010, he was the General Counsel of Metalmark Capital, a middle-market private equity business, and from 2008 to 2010, he was General Counsel of Citi Sustainable Development Investments, a clean technology and renewable energy-focused venture investment business. Prior to joining Citigroup, Mr. Ment was an Associate in O’Melveny & Myers LLP’s Mergers & Acquisitions/Private Equity Group from 2005 to 2007 and an Associate in McDermott Will & Emery LLP’s Mergers & Acquisitions Group from 2002 to 2005. Mr. Ment received his BS from Cornell University and his JD from the New York University School of Law.

David Y. Park has served as the Company’s Chief Financial Officer since January 2024. Previously, Mr. Park served as the Company’s Chief Accounting Officer since November 2019 and as Chief Accounting Officer of the Partnership, since July 2019. Prior to joining the Company in 2019, Mr. Park was with Oaktree Capital Management, L.P., a global alternative investment management firm, since 2012, last serving as the head of corporate accounting, policy and reporting. Prior to Oaktree, he has held senior-level roles in accounting and financial reporting at Jacuzzi Group Worldwide and ViewSonic Corporation. Mr. Park began his career with PricewaterhouseCoopers in the assurance and business advisory practice. Mr. Park received his B.A. in Economics from the University of California at Irvine and Master of Accounting from the University of Southern California. Mr. Park is a licensed certified public accountant in the state of California.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives and each element of compensation awarded to, earned by or paid to our named executive officers (our “Named Executive Officers” or “NEOs”) during fiscal 2025. For fiscal 2025, our Named Executive Officers were:

Name	Title
Scott W. Hart	Chief Executive Officer and Director
David Y. Park	Chief Financial Officer
Jason P. Ment	President and Co-Chief Operating Officer
Jose A. Fernandez	Co-Chief Operating Officer and Director
Michael McCabe	Head of Strategy and Director

Compensation Philosophy and Determination Process

Executive compensation at StepStone is aligned with both Company and individual performance. The foundation of our executive compensation is in our performance-based compensation culture, which extends far beyond our executive team. To ensure that all levels of our compensation program remain performance-based, we rely heavily on equity ownership and carried interest awards, creating direct links between the compensation realized by our NEOs and the interests of our shareholders and our clients.

In order to attract, retain, reward and motivate talented executives, our executive compensation program consists of the following components:

•	annual base salary;

•	annual incentive compensation in the form of cash bonuses;

•	long-term incentive compensation in the form of RSUs, Evergreen Fund Units, and carried interest awards; and

•	retirement, health and welfare benefits, including participation in plans that are generally available to all of our employees.

We believe these components of compensation result in an effective mix of fixed and variable compensation and balance short-term and long-term compensation considerations that are closely tied to the growth of StepStone and enhanced shareholder value.

The compensation of our NEOs is determined by our Compensation Committee, with the compensation for Mr. Hart being subject to recommendation from the Compensation Committee for final determination by the board of directors. Our Compensation Committee did not engage a compensation consultant during fiscal 2025. The Company engaged Johnson Associates as a compensation consultant during fiscal 2025 to provide the Company with market data, analysis and commentary regarding market conditions and compensation trends. In making its determinations and recommendations for fiscal 2025, the Compensation Committee utilized this market information to evaluate the pay mix and structure of our executive compensation.

We value the opinions of our shareholders regarding our executive compensation policies and practices. At the 2024 annual meeting of stockholders, approximately 99% of the votes cast in our say-on-pay advisory vote were in favor of our executive compensation policies and practices. As such, we did not make any changes to our executive compensation program in specific response to the say-on-pay advisory vote.

The Compensation Committee undertakes an annual review of the Company’s compensation policies and practices generally, financial incentive criteria, usage of equity for compensation, vesting and performance criteria and forfeiture and recoupment provisions. The Compensation Committee has determined that risks arising from the Company’s compensation policies and practices for all employees are not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

In order to attract, retain, motivate and reward our executives, we consider a total rewards approach to compensation, which consists of the components described below.

Base Salary

The base salary for each of the NEOs is determined by the Compensation Committee (or, for Mr. Hart, by recommendation from the Compensation Committee to the board of directors for approval). For fiscal 2025, the Compensation Committee (or, for Mr. Hart, the board of directors after recommendation from the Compensation Committee) determined to maintain the salary of each NEO at $500,000 annually.

Annual Incentive Compensation

For fiscal 2025, Mr. Hart’s annual incentive compensation was based on performance against corporate goals and objectives established at the beginning of fiscal 2025 relating to (i) financial performance, including fee-earning assets under management (“FEAUM”), management and advisory fees, fee-related earnings (“FRE”), FRE margin and adjusted net income per share, (ii) team and culture management, including with a view to employee satisfaction, turnover rate, and succession planning considerations, (iii) client relationship management, and (iv) enumerated strategic priorities for fiscal 2025, including progress of fundraising and deployment, including in respect of our evergreen funds, utilization of technology and data, and further development of the Company’s business development function and client relationships. Based on a holistic assessment of these goals and objectives, the Compensation Committee recommended and the board of directors approved Mr. Hart’s bonus for fiscal 2025 as set forth below.

The other NEOs were eligible to receive an annual bonus for fiscal 2025 based on the approval of the Compensation Committee. In March 2025, in consideration of each NEO’s performance and StepStone’s performance during fiscal 2025, the Compensation Committee approved bonuses as set forth below.

A portion of each NEO’s annual bonus for fiscal 2025 was payable in cash and a portion was paid in the form of equity incentives based on a pre-determined formula derived from each NEO’s total compensation. See below under “—Long-Term Incentive Compensation” for more information about such equity incentive awards.

Name	Fiscal 2025 Bonus
	Cash Bonus	RSUs	Evergreen Fund Units	Total
Scott W. Hart	$737,500	$450,000	$112,500	$1,300,000
David Park	$449,500	$296,400	$74,100	$820,000
Jason P. Ment	$617,500	$386,000	$96,500	$1,100,000
Jose A. Fernandez	$377,500	$258,000	$64,500	$700,000
Michael McCabe	$377,500	$258,000	$64,500	$700,000

Long-Term Incentive Compensation

Restricted Stock Units. During fiscal 2025, we granted RSU awards under our 2020 Long-Term Incentive Plan (the “2020 LTIP”) to each of our NEOs, with the value of the grants determined as described above under “—Annual Incentive Compensation,” with RSU grants representing 80% of each NEO’s total equity incentive award. Determining each NEO’s RSU award based on the annual bonus goals and objectives (for Mr. Hart) and the Compensation Committee’s assessment of each NEO’s performance and StepStone’s performance (for the other NEOs) is intended to align StepStone’s executive compensation program with market-based compensation practices, rather than focusing solely on the individual NEO’s total ownership level.

Evergreen Fund Units. During fiscal 2025, we adopted the StepStone Group LP Evergreen Fund Incentive Plan (the “Evergreen Plan”), under which we may grant Evergreen Fund Unit awards. Evergreen Fund Unit awards are similar to RSU awards but entitle the holder to receive shares of SPRIM or StepStone Private Infrastructure Fund Class I Shares, or the cash value thereof, subject to vesting, rather than shares of the Company’s Class A common stock. During fiscal 2025, we granted Evergreen Fund Unit awards of SPRIM to each of our NEOs, with the value of the grants determined as described above under “—Annual Incentive Compensation,” with Evergreen Fund Unit grants representing 20% of each NEO’s total equity incentive award. Although similar to RSUs, the Evergreen Fund Units are not subject to FASB ASC Topic 718, and as a result, the value received by each NEO upon vesting of the Evergreen Fund Units will be reported in the year in which vesting occurs.

All of the RSUs and Evergreen Fund Units were granted on March 14, 2025 and vest in four equal annual installments on February 14 of 2026, 2027, 2028 and 2029. The Compensation Committee and the board of directors believe that a four-year vesting period encourages our NEOs to take a longer-term view of our overall performance and stockholder value, while also providing a key retention incentive. The number of RSUs and Evergreen Fund Units received by each NEO are set forth below.

Name	RSUs	Evergreen Fund Units
Scott W. Hart	8,385	2,027
David Park	5,523	1,335
Jason P. Ment	7,192	1,738
Jose A. Fernandez	4,807	1,162
Michael McCabe	4,807	1,162

Carried Interest and Incentive Fees. We receive an allocation of performance-based fees, commonly referred to as “carried interest,” from limited partners in our investment funds and separately managed accounts for which we act as both investment adviser and general partner or managing member (the “StepStone Funds”) and we hold an equity interest. Approximately 50% of carried interest allocation revenue is awarded to certain employees, including our NEOs, as a form of long-term incentive compensation, fostering alignment of interest with our clients and investors, and retaining key investment professionals. Ownership of carried interest by our NEOs may be subject to a range of vesting conditions, including continued employment, and forfeiture upon occurrence of certain specified events post-termination, thus serving as an important employment retention mechanism. Awards granted in April 2020 and thereafter vest over five years; earlier carried interest awards granted to employees vest over eight years. Each carried interest award is subject to accelerated vesting in connection with certain qualifying terminations, as described under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control—Carried Interest” below.

For StepStone Funds for which we act as the investment adviser but do not have a general partner or other equity interest, incentive fees may be realized pursuant to client investment mandates and are generally calculated as a percentage of the profits, subject to the achievement of minimum return levels or performance benchmarks. Like the carried interest, a portion of the incentive fees we receive are awarded to certain employees, including our NEOs, as a form of long-term incentive compensation.

Each of our NEOs received cash distributions attributable to carried interest awards and each of our NEOs received incentive fee payments in fiscal 2025, all of which are reflected in the “All Other Compensation” column of the Summary Compensation Table below.

Other Benefits and Perquisites

Retirement Benefits. We offer eligible employees, including our NEOs, the opportunity to participate in our tax-qualified 401(k) plan. Employees can contribute an amount that cannot exceed 100% of their eligible compensation up to the Internal Revenue Service’s annual limits on either a before-tax or after-tax basis into the 401(k) plan. We make a non-discretionary non-matching contribution to the plan on behalf of all eligible employees equal to 3% of their eligible pay. All company contributions are immediately 100% vested.

Health and Welfare Benefits. Our NEOs participate in the same health and welfare benefit programs offered to our broader employee populations. In addition, we provide our NEOs and other senior employees with enhanced life and disability insurance benefits for which the Company pays the premiums.

Termination Benefits. As described under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control” below, StepStone is not party to any employment, severance or change in control arrangements with our NEOs, other than with Mr. Park; however, the outstanding equity awards held by our NEOs and each NEO’s carried interest awards are eligible for accelerated vesting in connection with certain termination or change in control events. Historically, we have not viewed severance arrangements for executive officers as necessary due to existing carried interest and the level of other equity held by our executive officers. In May 2025, we entered into a change in control severance agreement with Mr. Park, as described under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control” below in consideration of market practices and the Company’s transition to non-controlled company status in September 2025.

Perquisites and Other Compensation. We believe that our executive compensation program provides appropriate compensatory levels without the need for excessive perquisites and benefits. As a result, none of our NEOs received any perquisites in excess of $10,000 during fiscal 2025. We do, however, provide certain limited tax reimbursements for unitholders of the Partnership who provide services to the Partnership, including certain of our NEOs, who own less than one percent of the outstanding units of the Partnership. Such individuals are eligible to receive a self-employment tax make-whole payment in the amount of self-employment tax payable by the individual that would not have been payable by the individual if the individual had the status of an employee of the Partnership for tax purposes.

Other Compensation Matters

Clawback Policy

We maintain a Clawback Policy which is intended to comply with the requirements of Listing Rule 5608 adopted by the Nasdaq Stock Market to implement Rule 10D-1 under the Exchange Act. In the event StepStone is required to prepare an accounting restatement of its financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, StepStone will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.

Practices on Timing of Equity Awards
In granting equity awards to the NEOs, the board of directors has historically used a consistent grant date of February 14 for annual RSU grants, which is expected to be during a scheduled open trading window (as defined under the Company’s insider trading policy). Beginning in fiscal 2025, however, the Compensation Committee (and, for Mr. Hart, the board of directors) adjusted the timing of the grant of equity awards to align more closely with StepStone’s fiscal year (rather than on a calendar year basis) and granted such awards on March 14, 2025, which was also during a scheduled open trading window. We anticipate that future equity awards will have a grant date in March, but we may change our equity grant timing practices in the future. During fiscal 2025, the Compensation Committee did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards, and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During fiscal 2025, we did not grant stock options to the NEOs.
Tax and Accounting Implications of Executive Compensation
Decisions
In making compensation decisions, the Compensation Committee and the board of directors consider the tax treatment and accounting implications; however, these are not the primary basis upon which our compensation decisions are made and are only secondary considerations to ensuring that our compensation decisions further our overall executive compensation philosophy. As a result, the compensation received by our NEOs may not be fully tax deductible or may have adverse accounting consequences.
Prohibition on Hedging and Pledging
As described under “Board of Directors and Corporate Governance—Prohibitions and Restrictions on Hedging and Pledging Transactions” above, our NEOs, members of their immediate families and households and their controlled entities are prohibited from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of StepStone securities and from pledging StepStone securities as collateral for a loan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and based on such review and discussions, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended March 31, 2025.

Compensation Committee:

Monte M. Brem
Scott W. Hart

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the compensation earned by or granted to our NEOs during the fiscal years ended March 31, 2023, 2024 and 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Scott W. Hart	2025	$500,000	$737,500	$450,023	$3,017,889	$4,705,412
Chief Executive Officer and Director	2024	$450,000	$1,187,500	$562,515	$520,508	$2,720,523
	2023	$294,231	$900,000	$599,998	$1,801,027	$3,595,256

David Park	2025	$500,000	$449,500	$296,419	$24,691	$1,270,610
Chief Financial Officer	2024	$450,000	$550,000	$262,491	$11,905	$1,274,396

Jason P. Ment	2025	$500,000	$617,500	$385,995	$2,243,262	$3,746,757
President and Co-Chief Operating	2024	$450,000	$1,017,500	$482,483	$490,237	$2,440,220
Officer	2023	$294,231	$900,000	$399,989	$1,364,105	$2,958,325

Jose A. Fernandez	2025	$500,000	$377,500	$257,992	$2,791,271	$3,926,763
Co-Chief Operating Officer and	2024	$450,000	$677,500	$322,488	$630,449	$2,080,437
Director	2023	$294,231	$900,000	$—	$2,206,008	$3,400,239

Michael McCabe	2025	$500,000	$377,500	$257,992	$4,244,909	$5,380,401
Head of Strategy and Director	2024	$450,000	$677,500	$322,488	$911,998	$2,361,986
	2023	$294,231	$900,000	$100,004	$3,049,343	$4,343,578

(1)	Amounts in this column for fiscal 2025 represent the annual cash bonuses paid in respect of the executive’s performance during fiscal 2025.
(2)

Amounts in this column for fiscal 2025 represent the aggregate grant date fair value of RSUs granted under our 2020 LTIP, calculated in accordance with FASB ASC Topic 718, based on the closing price per share of Class A common stock on March 14, 2025, the date of grant, of $53.67. For additional information regarding the assumptions underlying the RSUs, please read Note 10 to our consolidated financial statements for the fiscal year ended March 31, 2024 located in our Annual Report on Form 10-K for such fiscal year.

(3)

Amounts in this column for fiscal 2025 include cash payments received in respect of carried interest allocations and incentive fee payments, life and disability insurance premiums, 401(k) company contributions, and self-employment make-whole tax payments for each NEO, each as set forth in the following table:

Name	Carried Interest & Incentive Fee Cash Payments ($)	Insurance Premiums ($)	401(k) Company Contributions ($)	Self- Employment Make- Whole Tax Payments ($)
Scott W. Hart	$3,003,281	$5,910	$8,698	$—
David Park	$6,617	$7,723	$10,350	$—
Jason P. Ment	$2,188,590	$5,356	$8,698	$40,619
Jose A. Fernandez	$2,774,630	$7,943	$8,698	$—
Michael McCabe	$4,228,450	$7,761	$8,698	$—

Grants of Plan-Based Awards Table

The following table includes information regarding RSUs granted to our NEOs under the 2020 LTIP during fiscal 2025.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Scott W. Hart
Restricted Stock Units	3/14/25	3/7/25	8,385	$450,023
David Park
Restricted Stock Units	3/14/25	3/7/25	5,523	$296,419
Jason P. Ment
Restricted Stock Units	3/14/25	3/7/25	7,192	$385,995
Jose A. Fernandez
Restricted Stock Units	3/14/25	3/7/25	4,807	$257,992
Michael McCabe
Restricted Stock Units	3/14/25	3/7/25	4,807	$257,992

(1)

Amounts in this column represent RSUs granted to the NEOs under the 2020 LTIP, which vest in equal annual installments on February 14 of 2026, 2027, 2028, and 2029, subject to continued employment through the applicable vesting date.

(2)

Amounts in this column represent the aggregate grant date fair value of RSUs granted under the 2020 LTIP, calculated in accordance with FASB ASC Topic 718, based on the closing price per share of Class A common stock on March 14, 2025, the date of grant, of $53.67. For additional information regarding the assumptions underlying the RSUs, please read Note 10 to our consolidated financial statements for the fiscal year ended March 31, 2024 located in our Annual Report on Form 10-K for such fiscal year.

Outstanding Equity Awards as of March 31, 2025

The following table reflects information regarding outstanding unvested RSUs held by NEOs as of March 31, 2025.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Scott W. Hart
Restricted Stock Units(2)	3/14/25	8,385	$437,949
Restricted Stock Units(2)	2/14/24	11,982	$625,820
Restricted Stock Units(2)	2/14/23	10,355	$540,842
Restricted Stock Units(2)	2/14/22	1,453	$75,890
David Park
Restricted Stock Units(2)	3/14/25	5,523	$288,466
Restricted Stock Units(2)	2/14/24	5,591	$292,018
Restricted Stock Units(2)	2/14/23	3,883	$202,809
Restricted Stock Units(2)	2/14/22	1,453	$75,890

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jason P. Ment
Restricted Stock Units(2)	3/14/25	7,192	$375,638
Restricted Stock Units(2)	2/14/24	10,277	$536,768
Restricted Stock Units(2)	2/14/23	6,903	$360,544
Restricted Stock Units(2)	2/14/22	1,453	$75,890
Jose A. Fernandez
Restricted Stock Units(2)	3/14/25	4,807	$251,070
Restricted Stock Units(2)	2/14/24	6,869	$358,768
Michael McCabe
Restricted Stock Units(2)	3/14/25	4,807	$251,070
Restricted Stock Units(2)	2/14/24	6,869	$358,768
Restricted Stock Units(2)	2/14/23	1,726	$90,149
Restricted Stock Units(2)	2/14/22	726	$37,919

(1)	The market value in this column is based on the closing trading price of $52.23 per share as of March 31, 2025 for our Class A common stock listed on the Nasdaq Global Select Market.
(2)	These RSUs vest in equal annual installments on February 14th of each of the first four years after the grant date, subject to continued employment through the applicable vesting date.

Option Exercises and Stock Vested

In connection with the reorganization during our IPO, we reclassified the Partnership’s interests held by certain partners as Class B2 units. The following table reflects Class B2 units and RSUs held by our NEOs which vested during fiscal 2025 and become Class B units. None of our NEOs hold any outstanding stock option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Scott W. Hart
Restricted Stock Units	10,624	$554,892
Class B2 units	17,297	$742,733
David Park
Restricted Stock Units	13,083	$719,320
Jason P. Ment
Restricted Stock Units	24,952	$1,379,704
Class B2 units	20,183	$866,658
Jose A. Fernandez
Restricted Stock Units	2,290	$119,607
Michael McCabe
Restricted Stock Units	3,879	$202,600

(1)	The value of Class B2 units and RSUs is determined based on the closing trading price of a share of Class A common stock on the applicable vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our NEOs do not participate in any defined benefit pension plans.

Nonqualified Deferred Compensation

Beginning with RSUs granted to our NEOs in calendar year 2025, each NEO was eligible to elect to defer settlement of such RSUs until a payment event elected by the NEO as either a single lump sum or two to 10 annual installments. An NEO who elects to defer their RSUs will receive shares of Class A common stock on the NEO’s elected payment event or earlier death. Only Mr. Fernandez has elected to defer all of his 2025 RSUs to be settled in a single lump sum upon the earlier of June 1, 2030 or his separation from service.

Potential Payments Upon Termination or Change in Control

Change in Control Severance Agreement

Other than for Mr. Park, we do not have any employment, severance or change in control arrangements with our NEOs. On May 20, 2025, we entered into a Change in Control Severance Agreement with Mr. Park, pursuant to which Mr. Park is eligible to receive the following severance benefits in the event his employment is terminated without Cause or he resigns for Good Reason after we experience a Change in Control: (i) a lump sum cash severance payment equal to two times the sum of (A) Mr. Park’s base salary and (B) his annual bonus earned for the preceding fiscal year (including any portion paid in cash and any portion granted as equity awards), (ii) 24 months of company-paid group health plan continuation, and (iii) accelerated vesting of all unvested equity or equity-based awards, carried interest awards and awards under any incentive fee plan (with any performance-based vesting conditions determined in accordance with the applicable plan or award agreement). The severance benefits are subject to Mr. Park’s execution and non-revocation of a release of claims. For purposes of the Change in Control Severance Agreement, “Cause,” “Good Reason,” and “Change in Control” have the same meanings as described below for the RSUs.

Carried Interest

Any carried interest awards made to our NEOs vest in full upon a termination due to death or permanent disability. In the event of a termination of employment due to Retirement, all carried interest awards will continue to vest as if the NEO continued to remain employed, subject to the NEO’s compliance with certain non-competition and non-solicitation conditions. In the event of an NEO’s termination for Cause, 50% of such NEO’s carried interest he or she would have retained upon their termination is deemed forfeited.

For purposes of the carried interest awards:

•

“Cause” means the commission of any of the following by the NEO and the subsequent failure to cure such breach (if curable) within 30 days after notice from StepStone: (i) conviction of, or plea of guilty or nolo contendere to, any criminal act involving moral turpitude; (ii) material act of dishonesty or fraud or misrepresentation which would reasonably be expected to adversely and materially affect the assets, business or prospects of the StepStone and its affiliates; or (iii) any other similar misconduct that would entitle the StepStone clients of any investment product to remove StepStone as the general partner or manager or cause an early termination of the investment product or its investment period.

•	“Retirement” occurs upon a termination of employment other than for Cause on or after attaining age 50 with 15 years of service.

Restricted Stock Units and Evergreen Fund Units

Pursuant to the terms of the award agreements for the RSUs and Evergreen Fund Units granted to our NEOs, in the event of a termination of employment due to death or disability, all outstanding RSUs and Evergreen Fund Units will vest in full. In the event of a termination of employment due to Retirement (as defined below), all outstanding

RSUs and Evergreen Fund Units will continue to vest as though the NEO had remained employed. In addition, in the event of termination of the NEO’s employment without Cause (as defined below) or a resignation for Good Reason (as defined below), in each case, upon or within the 13-month period following a Change in Control (as defined below), all unvested RSUs and Evergreen Fund Units will vest in full.

For purposes of the RSU and Evergreen Fund Units award agreements:

•

“Cause” means the occurrence of any of the following: (i) the NEO’s failure substantially to perform his or her duties and responsibilities to us or our affiliate or violation of any of our policies; (ii) the NEO’s commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in injury to us or our affiliates; (iii) unauthorized use or disclosure by the NEO of any of our proprietary information or trade secrets; or (iv) the NEO’s breach of any of his or her obligations under any written agreement or covenant with us or any affiliate.

•

“Change in Control” means the occurrence, in a single or series of related transactions of any of the following: (i) any person becomes the owner of 50% or more of the combined voting power of us other than by virtue of a merger, consolidation or similar transaction, (ii) consummation of a merger, consolidation or similar transaction where after such transaction our stockholders do not own 50% or more of the combined voting power of the surviving or parent entity in substantially the same proportions as prior to such transaction, (iii) consummation of sale, lease, license or other disposition of all or substantially all of our assets, or (iv) with respect to the RSUs only, members of the incumbent board of directors ceasing to constitute at least a majority of our board of directors.

•

“Good Reason” means the occurrence of any of the following, without the NEO’s consent: (i) we reduce the NEO’s annual base salary, unless such reduction is pursuant to a general reduction in annual base salaries applicable to all similarly situated employees, (ii) the NEO experiences a significant diminution of position, duties, responsibilities or status or (iii) NEO is required to relocate to a location that exceeds a 50 mile radius from the NEO’s primary workplace prior to the Change in Control.

•	“Retirement” occurs upon a termination of employment other than for Cause on or after attaining age 50 with 15 years of service.

Quantification of Potential Payments

The table below sets forth the aggregate amounts that would have been payable to each NEO with respect to the RSUs and Evergreen Fund Units, as described above, assuming the applicable termination event or change in control occurred on March 31, 2025. The table below does not take into account the Change in Control Severance Agreement with Mr. Park because such agreement was not yet in effect on March 31, 2025. Carried interest is paid based on the price at which the StepStone Funds can sell or otherwise realize value from their investments; it is inherently uncertain and any yet unrealized carried interest amounts may not be paid for several years after carried interest is fully vested, if at all. Because of this uncertainty, we do not provide a calculation of carried interest payment amounts that would be payable following the NEO’s retirement, death or disability on March 31, 2025. As of March 31, 2025, only Mr. Fernandez was retirement-eligible for purposes of the carried interest and outstanding RSUs and Evergreen Fund Units.

Name	Retirement ($)(1)	Death or Disability ($)	Qualifying Termination in Connection with a Change in Control ($)
Scott W. Hart
Restricted Stock Units(2)	—	$1,680,500	$1,680,500
Evergreen Fund Units(3)	—	$112,559	$112,559
David Park
Restricted Stock Units(2)	—	$859,184	$859,184
Evergreen Fund Units(3)	—	$74,133	$74,133

Name	Retirement ($)(1)	Death or Disability ($)	Qualifying Termination in Connection with a Change in Control ($)
Jason P. Ment
Restricted Stock Units(2)	—	$1,348,840	$1,348,840
Evergreen Fund Units(3)	—	$96,511	$96,511
Jose Fernandez
Restricted Stock Units(2)	$609,837	$609,837	$609,837
Evergreen Fund Units(3)	$64,526	$64,526	$64,526
Michael McCabe
Restricted Stock Units(2)	—	$737,905	$737,905
Evergreen Fund Units(3)	—	$64,526	$64,526

(1)	Amounts in this column represent the value, as of March 31, 2025, of RSUs and Evergreen Fund Units that would continue to vest and settle following the NEO’s retirement.
(2)

Amounts in this row reflect RSUs that would become vested upon occurrence of the applicable event based on the closing trading price of $52.23 per share as of March 31, 2025, for our Class A common stock listed on the Nasdaq Global Select Market.

(3)	Amounts in this row reflect Evergreen Fund Units that would become vested upon occurrence of the applicable event based on the closing price per share of SPRIM of $55.53 as of March 31, 2025.

CEO PAY RATIO

The fiscal 2025 total compensation of the median compensated employee as of March 31, 2025, other than Mr. Hart, our Chief Executive Officer, was $163,738; Mr. Hart’s fiscal 2025 total compensation was $4,705,412; and the ratio of these amounts was 1-to-29.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For these purposes, we identified the “median compensated employee” using each employee’s fiscal 2025 base salary, cash bonus earned for fiscal 2025 and the grant date fair value of RSUs granted in March 2025, which we annualized for any employee who did not work for the entire year unless designated as a temporary, seasonal or other non-permanent employee on our payroll records (including interns). We identified our employee population as of March 31, 2025 based on our payroll records or based on our treatment of employees for U.S. tax or local tax reporting purposes. We did not exclude any non-U.S. employees.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE
Pay versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, see the “Compensation Discussion and Analysis” above.

Year	Summary Compensation Table Total for Mr. Hart ($) (1)	Summary Compensation Table Total for Mr. Brem ($) (1)	Compensation Actually Paid to Mr. Hart ($) (2)	Compensation Actually Paid to Mr. Brem ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in thousands) (7)	Fee- Related Earnings ($ in thousands) (8)
							TSR ($) (5)	Peer Group TSR ($) (6)
2025	$4,705,412	N/A	$5,528,770	N/A	$3,581,133	$4,079,119	$231.39	$206.80	$(172,827)	$312,204
2024	$2,720,523	N/A	$3,523,650	N/A	$1,967,272	$2,247,099	$155.14	$182.85	$167,820	$189,793
2023	$3,595,256	N/A	$2,353,504	N/A	$3,202,157	$2,688,046	$101.29	$138.32	$(45,275)	$156,158
2022	$6,210,738	$6,044,087	$5,884,459	$6,044,087	$5,994,832	$5,911,642	$134.05	$153.12	$484,281	$122,242
2021	$1,640,876	$2,740,522	$8,816,974	$2,740,522	$2,586,942	$7,349,794	$141.36	$140.46	$314,593	$89,484

(1)
Messrs. Hart and Brem served as
Co-Chief
Executive Officers during fiscal 2021 and fiscal 2022 until January 1, 2022, at which point Mr. Brem transitioned to Executive Chairman and
Mr. Hart
became the sole Chief Executive Officer. The dollar amounts reported in these columns represent the amounts reported for Messrs. Hart and Brem as total compensation in our Summary Compensation Table for each of the corresponding fiscal years. See “Executive Compensation Tables—Summary Compensation Table.”

(2)
The dollar amounts reported in this column represent the “compensation actually paid” to Mr. Hart, as computed in accordance with
Item
402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by Mr. Hart. In accordance with these rules, these amounts reflect total compensation as reported in the Summary Compensation Table for each fiscal year, adjusted as shown below for fiscal 2025. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate
fair values did not materially differ from those disclosed at the time of grant.

2025
Summary Compensation Table Total	$4,705,412
Less, value of “Stock Awards” reported in Summary Compensation Table	$(450,023)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$437,949
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$417,990
Plus (less), change in fair value from prior year-end to vesting date of equity awards granted in prior years that vested in the year	$417,442
Compensation Actually Paid to Mr. Hart	$5,528,770

(3)
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Messrs. Hart and Brem) as total compensation in our Summary Compensation Table for each of the corresponding fiscal years. The names of each of the NEOs included for these purposes is as follows: (i) for fiscal 2025, Messrs. Park, Ment, Fernandez, and McCabe; (ii) for fiscal 2024, Messrs. Park, Ment, Fernandez, McCabe and Randel; (iii) for fiscal 2023 and fiscal 2022, Messrs. Randel, Ment, Fernandez and McCabe; and (iv) for fiscal 2021, Messrs. Ment and McCabe.

(4)
The dollar amounts reported in this column represent the “compensation actually paid” to the NEOs as a group (excluding Messrs. Hart and Brem), as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, these amounts reflect total compensation as reported in the Summary Compensation Table for each fiscal year, adjusted as shown below for fiscal 2025. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

2025
Average Summary Compensation Table Total	$3,581,133
Less, average value of “Stock Awards” reported in Summary Compensation Table	$(299,600)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$291,561
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	$200,957
Plus (less), average change in fair value from prior year-end to vesting date of equity awards granted in prior years that vested in the year	$305,068
Average Compensation Actually Paid to Non-PEO NEOs	$4,079,119

(5)
Total Shareholder Return (TSR) is calculated by
dividing
(a) the
sum
of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table
is September 16, 2020, the date of the Company’s initial public offering.

(6)	The peer group used for this purpose is the following published industry index: Dow Jones US Asset Managers Index.
(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)
The dollar amounts reported represent the amount of FRE for the applicable year. FRE is a non-GAAP
performance measure and is comprised of fee revenues, less adjusted expenses which are operating expenses other than (a) performance fee-related
compensation, (b) equity-based compensation for awards granted prior to and in connection with our IPO, profits interests issued by our non-wholly
owned subsidiaries, and unrealized
mark-to-market
changes in the fair value of the profits interests issued in connection with the arrangements we entered into with the StepStone Private Wealth management team in November 2022, (c) amortization of intangibles, (d) charges associated with acquisitions and transactions, and (e) certain other items that we believe are not indicative of our core operating performance. FRE is presented before income taxes.

Financial Performance Measures
As described further under “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects our performance-based compensation culture. Although a large portion of our executive compensation program relies heavily on equity ownership and carried interest awards to create a direct link between the compensation realized by our NEOs and the interests of our shareholders and our clients, our annual bonus program utilizes a number of financial and non-financial
performance measures to link executive compensation actually paid for fiscal 2025 to the Company’s performance:

•	FRE ;

•	FRE margin ;

•	FEAUM ;

•	adjusted net income per share ;

•	client relationship management ; and

•	t eam and culture management .

Analysis of the
Information
Presented in the Pay versus
Performance
Table
In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance Table.

Compensation Actually Paid, StepStone TSR & Peer Group TSR
Compensation Actually Paid
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Total Stockholder Return
$250
$200
$150
$100
$50
$0
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
CAP to Mr. Brem
CAP to Mr. Hart
Average CAP to Non-PEO NEOs
STEP TSR
Peer Group TSR

Compensation Actually Paid &
Net Income
Compensation Actually Paid
Net Income (in thousands)
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
$700,000
$525,000
$350,000
$175,000
$0
($175,000)
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
CAP to Mr. Brem
CAP to Mr. Hart
Average CAP to Non-PEO NEOs
Net Income

Compensation Actually Paid &
Fee-Related Earnings
Compensation Actually Paid
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
FRE ($ in thousands)
$375,000
$300,000
$225,000
$150,000
$75,000
$0
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
CAP to Mr. Brem
CAP to Mr. Hart
Average CAP to Non-PEO NEOs
Fee-Related Earnings

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following is a summary of Ernst & Young LLP’s fees for professional services rendered to us for the fiscal years ended March 31, 2025 and 2024.

	For the Year Ended March 31,
	2025			2024
	The Company		StepStone Funds (1)	The Company		StepStone Funds (1)
Audit fees	$2,358,248	(2)	$15,668,001	$2,260,500	(2)	$13,456,494
Audit-related fees	238,000	(3)	—	400,000	(3)	—
Tax fees
Tax compliance	2,392,132		14,250,460	2,388,154		14,090,500
Tax planning and advisory	558,800		256,123	564,253		162,457
Total tax fees(4)	$2,950,932		$14,506,583	$2,952,407		$14,252,957
All other fees	—		—	—		—

Total	$5,547,180		$30,174,584	$5,612,907		$27,716,451

(1)

Audit, Audit-related, Tax compliance and Tax advisory fees for StepStone fund entities consisted of services to investment funds managed by StepStone in its capacity as the general partner and/or manager of such entities.

(2)

Audit fees consisted of fees for (a) the audits of our consolidated financial statements included in our Annual Report on Form 10-K and services required by statute or regulation; (b) reviews of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; and (c) comfort letters, consents, other services rendered in connection with our registration statements for our secondary offerings and services related to SEC and other regulatory filings. This also includes fees for accounting consultations billed as audit services.

(3)	Audit-related fees consisted of attest services not required by statute or regulation, and due diligence services pertaining to business acquisitions.
(4)	Tax fees consisted of fees for services rendered for tax compliance and tax planning and advisory services as shown in the table above.

Pre-Approval of Audit and Non-Audit Services Policy

The Audit Committee adopted a policy for pre-approving all audit and permitted non-audit services provided by Ernst & Young LLP. The Audit Committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee has delegated authority to the chair of the Audit Committee to pre-approve audit and non-audit services in amounts up to $500,000 (1) per engagement, (2) per additional category of services, or (3) to the extent otherwise required under the policy, for services exceeding the pre-approved budgeted fee levels for the specified service. All of the services and fees identified in the table above were approved in accordance with SEC and Public Company Accounting Oversight Board requirements pursuant to the pre-approval policy described in this paragraph.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Ernst & Young LLP, and has discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight board (the “PCAOB”) and the Securities and Exchange Commission (“SEC”). Additionally, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP, as required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. Based upon such review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025 for filing with the SEC.

Audit Committee of the Board of Directors,

David F. Hoffmeister (Chair)

Valerie G. Brown

Anne L. Raymond

*

This report of the Audit Committee is required by the SEC rules and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Exchange Act.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. In accordance with its charter, the Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence at least annually.

Our Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2009. The members of the Audit Committee and our board of directors believe that the continued retention of Ernst & Young LLP as StepStone’s independent registered public accounting firm is in the best interests of StepStone and its stockholders. Our board of directors and Audit Committee value the opinions of our stockholders and consider the selection of such firm to be an important matter of stockholder concern. The selection of Ernst & Young LLP is accordingly being submitted for ratification of stockholders as a matter of good corporate practice. If the stockholders fail to ratify this selection, our board of directors and Audit Committee will consider the outcome of the vote in determining whether to retain this firm for the fiscal year ending March 31, 2026. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2026 requires the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. Stockholders may vote “For,” “Against,” or “Abstain” with respect to this Proposal 2. Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 2. Because we expect broker discretionary voting to be permitted with respect to Proposal 2, we expect there will be no broker non-votes with respect to this Proposal.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting online and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions.

FOR

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2026.

PROPOSAL 3—NON-BINDING AND ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, we are asking our stockholders to vote, on a non-binding and advisory basis, to approve the compensation of our NEOs for the fiscal year ended March 31, 2025, as disclosed pursuant to the SEC’s compensation disclosure rules. This proposal is commonly referred to as a “Say-on-Pay” vote.

As described in detail under the “Compensation Discussion and Analysis,” our executive compensation program is rooted in our performance-based compensation culture. We rely heavily on equity ownership and carried interest awards, creating direct links between the compensation realized by our NEOs and the interests of our shareholders and our clients. The components of our executive compensation program are designed to attract, retain, reward and motivate talented executives while offering an effective mix of fixed and variable compensation that balances short-term and long-term compensation considerations that are closely tied to the growth of StepStone and enhanced shareholder value.

Please read the “Compensation Discussion and Analysis” beginning on page 14 and the “Executive Compensation Tables” beginning on page 20 for more information about the compensation of our NEOs during fiscal 2025.

We are asking stockholders to vote “For” the following resolutions:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s NEOs for the fiscal year ended March 31, 2025, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion disclosed in this Proxy Statement.”

Approval, on a non-binding and advisory basis, of the compensation of our NEOs requires the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. Stockholders may vote “For,” “Against,” or “Abstain” with respect to this Proposal 3. Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 3, and broker non-votes, if any, will have no effect on this Proposal.

This Say-on-Pay vote is not binding on our board of directors. However, our board of directors and the Compensation Committee will review and consider the results of this Say-on-Pay vote when making future compensation decisions for our NEOs. Our current policy is to hold Say-on-Pay votes on an annual bonus, and thus, we expect that we will conduct our next Say-on-Pay vote at our 2026 annual meeting of stockholders.

FOR	OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL, ON A NON-BINDING AND ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4—AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS AS PERMITTED BY DELAWARE LAW

Our board has unanimously approved and declared advisable, and resolved to recommend to the Company’s stockholders that they approve and adopt amendments to our amended and restated certificate of incorporation (the “certificate of incorporation”) to amend Article XI thereof to provide for the elimination of monetary liability of certain officers of the company in certain limited circumstances (the “Exculpation Amendment”). The current Article XI already provides exculpation protections to our directors, and that will remain unchanged as a result of the Exculpation Amendment. The following description is a summary only and is qualified in its entirety by reference to Appendix A to this proxy statement, which sets forth the Exculpation Amendment and marks those changes specifically, as described in Appendix A.

Background on and Summary of the Exculpation Amendment

Under Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), Article XI of the certificate of incorporation already eliminates the monetary liability of directors in accordance with the DGCL. Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit companies to include in their certificates of incorporation limitations of monetary liability for certain officers. Consistent with Section 102(b)(7) of the DGCL, as currently in effect, the Exculpation Amendment would only permit limiting the liability of the following officers: (i) the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) individuals who are or were identified in the corporation’s public filings as its most highly compensated officers; and (iii) individuals who, by written agreement with the corporation, consented to be identified as officers for purposes of accepting service of process (such officers from time to time specified in Section 102(b)(7) of the DGCL, the “covered officers”).

The Exculpation Amendment would exculpate the covered officers only in connection with direct claims for breaches of the fiduciary duty of care brought by stockholders, including class actions. Consistent with Section 102(b)(7) of the DGCL as currently in effect, the Exculpation Amendment would not eliminate or limit liability with respect to any:

•	claims brought by the Company itself;

•	claims brought by stockholders in the name of the Company, such as derivative claims;

•	claims involving breach of the duty of loyalty to the Company or its stockholders;

•	claims involving acts or omissions not made in good faith or which involve intentional misconduct or knowing violations of the law; or

•	claims involving transactions from which the covered officer derived an improper personal benefit.

For the avoidance of doubt, the current exculpation protections available to the Company’s directors under Article XI of the certificate of incorporation would remain unchanged as a result of the Exculpation Amendment. Notwithstanding the foregoing, consistent with the language for exculpation of directors currently included in the certificate of incorporation, the Exculpation Amendment also provides that if, at any time following the effectiveness of the Exculpation Amendment, the DGCL is amended to authorize any further elimination or limitation of the personal liability of a corporation’s covered officers (including any change in the roles deemed to be covered officers for purposes of Section 102(b)(7) of the DGCL), then such liability shall be automatically eliminated or limited to the fullest extent permitted by the DGCL, as so amended, with respect to the Company’s covered officers (including with respect to any role newly deemed to be a covered officer for purposes of Section 102(b)(7) of the DGCL).

Reasons for the Exculpation Amendment

Our board believes that it is important to extend exculpation protection to our covered officers to the fullest extent permitted by DGCL for a number of reasons, including to maintain the Company’s ability to attract, motivate and retain well qualified and highly experienced officers. In the absence of such protection, such individuals could be deterred from serving as officers in light of their potential exposure to personal liability and the risk of incurring substantial expenses in defending lawsuits, regardless of merit. Our officers are often required to make decisions on critical matters by virtue of the nature of their roles, frequently in time-sensitive circumstances, which can create a substantial risk of lawsuits that seek to impose liability with the benefit of hindsight. By helping to align the protections available to the Company’s covered officers with those currently available to its directors, we believe the Exculpation Amendment would empower officers to exercise their business judgment more confidently in furtherance of stockholder interests, while removing potential distractions that the risk of personal monetary liability may pose.

Because the Exculpation Amendment would apply only to a narrow class of covered officers, and would still permit, among others, derivative stockholder or Company claims against covered officers, claims involving breaches of the duty of loyalty, acts taken in bad faith, intentional misconduct, knowing violations of the law and/or the receipt of improper personal benefits, the board believes that the Exculpation Amendment will serve to maintain management’s accountability to stockholders, while improving our ability to attract and retain qualified officers In light of the foregoing, our board has unanimously approved the Exculpation Amendment, declared it advisable and in the best interests of the Company and our stockholders, and recommended that stockholders adopt the Exculpation Amendment.

Additional Information

If our stockholders approve the Exculpation Amendment, it will become effective upon the filing of a Certificate of Amendment to our certificate of incorporation setting forth the Exculpation Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Exculpation Amendment. The board reserves the right to elect to abandon the Exculpation Amendment, without further action by the stockholders, at any time prior to the effectiveness of the Certificate of Amendment setting forth the Exculpation Amendment. If the board were to exercise such discretion, we will publicly disclose that fact, and the Company’s covered officers will not become subject to the foregoing exculpation protections. If our stockholders do not approve the Exculpation Amendment, Article XI will remain unchanged, our covered officers will not become subject to the foregoing exculpation protections, and a Certificate of Amendment setting forth the Exculpation Amendment will not be filed with the Delaware Secretary of State.

Vote Required; Recommendation of the Board of Directors

The Exculpation Amendment requires the affirmative vote of the holders of at least a majority of the voting power of the outstanding stock entitled to vote on the subject matter, voting as a single class. Abstentions and broker non-votes, if any, will have the same effect as votes against the Exculpation Amendment.

FOR	OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS AS PERMITTED BY LAW

PROPOSAL 5—AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO REMOVE OBSOLETE PROVISIONS AND TO MAKE CERTAIN OTHER CLARIFYING, TECHNICAL AND CONFORMING CHANGES

As described in section “Board of Directors and Corporate Governance—Status as a Controlled Company” of this proxy statement, a Sunset will occur on September 18, 2025, at which point (i) the holders of each share of our Class B common stock will no longer be entitled to five votes per share, but will instead be entitled one vote per share (which is the same as is currently the case for Class A common stock), and (ii) the Stockholders Agreement will terminate. Therefore, we will no longer qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance rules and will transition to a non-controlled company status, subject to applicable phase-in periods. At such time, the provisions of our certificate of incorporation related to the Sunset will no longer be operative. In addition, Section 4.8 of Article IV in our certificate of incorporation includes provisions related to certain Class B2 Unit vestings and certain anti-dilution events, all of which have been completed and, therefore, those provisions are also no longer operative. Finally, starting with this Annual Meeting, all of our directors are standing for annual elections and our board is no longer classified, so the provisions related to the classification of the board are no longer operative. In order to simplify and streamline our certificate of incorporation, our board of directors has unanimously approved and declared advisable, and resolved to recommend to the Company’s stockholders, that they approve and adopt amendments to our certificate of incorporation that remove these provisions once they are no longer operative and make certain other clarifying, technical and conforming changes to the certificate of incorporation (collectively, the “Clean-Up Amendments”).

The following description is a summary only and is qualified in its entirety by reference to Appendix B to this proxy statement, which sets forth the Clean-Up Amendments and marks those changes specifically, as described in Appendix B.

Summary of and Reasons for the Clean-Up Amendments

This Proposal 5 requests that stockholders approve the following Clean-Up Amendments:

•

Eliminating all references to the high vote stock, Sunset and its effect on the voting rights of Class B Common Stock: Section 4.2 of Article IV currently details the terms and rights of our Class B common stock. As set forth in our certificate of incorporation, the Class B common stock is identical to the Class A common stock, except that the Class B common stock (i) is not entitled to receive dividends and (ii) is entitled to five votes for each share of Class B common stock held until a Sunset occurs, at which time Class B common stock becomes automatically entitled to one vote for each share of Class B common stock held. Article IV, Section 4.2 also includes a definition of when the Sunset shall occur. The Sunset will occur on September 18, 2025, after which the references to the Class B common stock having five votes per share until the Sunset will no longer be operative. The Clean-Up Amendments amend Section 4.2, as reflected in Appendix B, to remove the references to the Class B common stock having five votes per share and the Sunset.

•

Eliminating all references to Class B2 Units and anti-dilution provisions applicable to Class B2 units: Sections 4.8(a) and (b) of Article IV currently address the rights under the Partnership Agreement of StepStone Group LP related to Class B2 Units and certain anti-dilution events (each as defined or set forth in the Partnership Agreement of StepStone Group LP). All Class B2 Units have now vested and have become Class B units, and all Class B units issuable under the anti-dilution provisions were issued upon the vesting of the Class B2 units. As a result, these provisions are no longer operative. The Clean-Up Amendments amend Section 4.8(a) and (b), as reflected in Appendix B to remove these inoperative provisions.

•

Amendments related to Section 242 of the Delaware General Corporation Law (the “DGCL”): Section 4.4 of Article IV will be amended to remove the specific reference to the voting standard required under Section 242(b)(2) of the DGCL to approve an amendment to the certificate of incorporation that increases or decreases the authorized number of shares of the Company’s preferred stock or common stock (collectively, “authorized share capital”). The amendment would clarify that this provision is intended only to opt out of the class vote that would otherwise be required under Section 242(b)(2) to increase or decrease the authorized number of shares of the class, but not to opt out of the voting standard for increases or decreases to the authorized share capital that are approved under Section 242(d) of the DGCL (“Section 242(d)”). Section 242(d) was recently added to the DGCL to, among other things, permit a corporation to increase or decrease the authorized number of shares of a class of stock, or to reclassify by combining the issued shares of a class of stock into a lesser number of issued shares (referred to as a “reverse stock split”) if, among other things, (a) the class of stock is listed on a national securities exchange and will meet the listing requirements of that exchange relating to the minimum number of holders immediately after the amendment becomes effective, and (b) the votes cast “for” the amendment exceed the votes cast “against” the amendment at a meeting at which a quorum of the stockholders is present in person or by proxy. These changes are clarifying changes only, to avoid potential interpretative questions relating to the application of the voting standard currently referenced in Section 4.4 to an amendment subject to Section 242(d).

•

Declassification-Related Amendments: Because our board is no longer classified, the Clean-Up Amendments remove no longer applicable references to the phase-in of the declassification of our board of directors as well as related vacancy and removal provisions contained in Sections 5.2(a), (b) and (c) of Article V.

•

Other Conforming Changes: Because there is a reference to “Sunset Holders” in Article VIII, Section (c)(viii), which term is currently defined in Section 4.2 of Article IV and is proposed to be removed from the certificate of incorporation in connection with these Clean-Up Amendments, the Clean-Up Amendments also propose to replace the reference to the “Sunset Holders” in the definition of “Principal Holders” in Article VIII with the actual definition that was previously included in Section 4.2 (except Johnny Randel has been removed from the definition since he has retired and is no longer with StepStone). This is purely a conforming and otherwise non-substantive change.

In its review of the Clean-Up Amendments, the board of directors considered the events discussed above related to the Sunset and other inoperative provisions and the need and desire to avoid potential confusion relating to our certificate of incorporation, including provisions that are no longer applicable on a go-forward basis and other provisions that could be misconstrued in light of recent amendments to the DGCL. In addition, the board of directors considered that the Clean-Up Amendments eliminating the inoperative provisions and making other clarifying, technical and conforming changes are clarifying only and have no effect on the existing rights of stockholders. While the Sunset has not yet occurred, the board determined it in the best interests of stockholders to have the Clean-Up Amendments go into effect immediately after the Sunset occurs and thus is seeking approval in advance of the Sunset, so the Clean-Up Amendments could be effective shortly after the Sunset without having to wait until the next annual meeting or incurring the expense of a special meeting of stockholders. Based on these considerations, our board of directors adopted resolutions setting forth the Clean-Up Amendments, declared the Clean-Up Amendments advisable and in the best interests of the Company and our stockholders, and unanimously resolved to submit the Clean-Up Amendments to our stockholders for approval.

Additional Information

If our stockholders approve the Clean-Up Amendments, they will become effective upon the filing of a Certificate of Amendment to our certificate of incorporation setting forth the Clean-Up Amendments with the Delaware Secretary of State. As discussed above, because the Sunset will not occur until September 18, 2025, the Clean-Up Amendments cannot become effective before that date. We currently anticipate filing the Certificate of Amendment with respect to the Clean-Up Amendments as soon as practicable following the Sunset (which would be on or shortly after September 18, 2025). The board reserves the right to elect to abandon the Clean-Up Amendments, without further action by the stockholders, at any time prior to the effectiveness of the Certificate of Amendment setting forth the Clean-Up Amendments. If the board were to exercise such discretion, we will publicly disclose that fact, and the certificate of incorporation will not be amended to reflect the Clean-Up Amendments.

If our stockholders do not approve the Clean-Up Amendments, the references to the Sunset, phased-in board declassification, non-conforming DGCL provisions and other inoperative provisions summarized above will remain in our certificate of incorporation, the Clean-Up Amendments described above will not be made, and the Certificate of Amendment setting forth the Clean-Up Amendments will not be filed with the Delaware Secretary of State.

Vote Required; Recommendation of the Board of Directors

Approval of the Clean-Up Amendments requires the affirmative vote of the holders of (i) at least a majority of the voting power of the outstanding stock entitled to vote on the subject matter, voting as a single class and (ii) at least a majority of the outstanding shares of Class B common stock, voting as a separate class. Abstentions and broker non-votes, if any, will have the same effect as votes against the Clean-Up Amendments.

FOR	OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REMOVE OBSOLETE PROVISIONS AND TO MAKE CERTAIN OTHER CLARIFYING, TECHNICAL AND CONFORMING CHANGES

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Review, Approval, and Ratification of Related Person Transactions

Our board of directors has adopted a written policy regarding the review, approval, ratification or disapproval by our Audit Committee of transactions between us or any of our subsidiaries and any related person (defined in the policy to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of any class of our stock or securities exchangeable for our stock and any immediate family member of any of the foregoing persons) in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one or more of such related persons has a direct or indirect interest. In approving or disapproving any such transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval, ratification or disapproval of the transaction.

Other than the transactions described below under the “Related Person Transactions,” there have been no other “related person transactions” that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

Related Person Transactions

Transactions with Management, our Directors and Certain Beneficial Owners

One of our directors, Steven Mitchell, is a controlling stockholder and serves on the investment committee of Argonaut Private Capital, LP, which manages several private equity investment funds. In connection with the formation of one of these funds, an affiliate of ARG Private Equity, LLC (formerly Argonaut Private Equity, LLC), directly and indirectly, sold investments represented by capital commitments of $400 million in the aggregate. The purchasers included accounts managed or advised by the Partnership. Since April 1, 2024 (i.e., the beginning of the last completed fiscal year) no additional capital commitments have been made by accounts managed or advised by the Partnership (including related investments by the Partnership), in the funds managed by Argonaut Private Capital, LP. Accounts advised by us (non-discretionary clients) have paid management fees to Argonaut Private Capital, LP aggregating to $804,914 since April 1, 2024. Mr. Mitchell benefitted from these payments in his capacity as controlling stockholder of Argonaut Private Capital, LP.

Additionally, each of Thomas Bradley, David Jeffrey and Mark Maruszewski, are non-executive officer partners of the Partnership who hold more than 5% of the Class B common stock of the Company. James Lim is a non-executive partner of the Partnership who holds more than 5% of the Class A common stock of the Company. Since April 1, 2024, each of Messrs. Bradley, Jeffrey, Maruszewski and Lim received compensation and partnership distributions from the Partnership in excess of $120,000.

In addition, certain persons, including our employees and partners of the Partnership, and directors of the Company, have the opportunity to invest their personal capital in the StepStone Funds on the same terms and conditions as other unaffiliated clients and investors, except that these investments are generally not subject to management fees or carried interest and in some cases feature arrangements that result in a net effective reduced management fee. Investments by any such persons in StepStone Private Markets Fund, StepStone Private Venture and Growth Fund, StepStone Private Infrastructure Fund and Stepstone Private Credit Income Fund, which are all funds for which the Partnership or one of its subsidiaries acts as sub-adviser, are subject to management fees and, as applicable, carried interest. We encourage these persons to invest in the StepStone Funds because we believe that such investing further aligns their interests with those of our fund investors and our firm. The following table sets forth the Company’s executive officers, employees and partners who are stockholders beneficially owning in excess of 5% of a class our stock, and non-independent directors (and their respective family members and investment vehicles) that have made commitments to the StepStone Funds between April 1, 2024 and April 30, 2025 and that have received distributions from the StepStone Funds as a result of their invested capital during that period:

Name of Related Party	Commitments Made Between April 1, 2024 and April 30, 2025	Investment Distributions Received Between April 1, 2024 and April 30, 2025
Executive Officers and Directors:
Scott W. Hart	$1,501,681	$346,889
Jason P. Ment	$658,555	$140,650
Jose A. Fernandez	$14,544,972	$8,860,473
Michael I. McCabe	$20,000,000	$756,029
Monte M. Brem	—	$314,058
Thomas Keck	$15,000,000	$3,623,465
Steven R. Mitchell	—	$333,703
Anne L. Raymond	$500,000	—
Other 5% Beneficial Owners and Related Parties
Thomas Alcott Bradley	$2,000,000	$401,154
David Jeffrey	$7,250,000	$1,866,385
James Lim	$10,589,309	$27,941,291
Mark Maruszewski	$3,500,000	$509,491

Transactions in Connection with our Reorganization and Initial Public Offering

The Reorganization

The following are summaries of certain provisions of our related party agreements, including agreements entered into in connection with our initial public offering, which summaries are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety.

Tax Receivable Agreements

We entered into Tax Receivables Agreements in connection with our initial public offering in September 2020, the acquisition of Greenspring Associates in September 2021 and the Transaction Agreements dated February 7, 2024 as disclosed in the Form 8-K filed February 8, 2024. Certain members of the Company’s senior management are party to the Tax Receivables Agreement entered into in connection with our initial public offering.

The limited partners of the Partnership (not including the Company) may exchange their Class B, Class C or Class D units for shares of the Company’s Class A common stock on a one-for-one basis or, at the Company’s election, for cash. When a Class B unit is exchanged for a share of the Company’s Class A common stock or cash, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled. No shares of common stock are redeemed when a Class C or Class D unit is exchanged for a share of the Company’s Class A common stock or cash.

As a result of these purchases and any subsequent exchanges, we are entitled to a proportionate share of the existing tax basis of the assets of the Partnership. In addition, the Partnership and certain of its direct or indirect subsidiaries that are treated as partnerships for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code for the taxable year of the initial public offering, any secondary offerings and any exchange, which is expected to result in increases to the tax basis of the tangible and intangible assets of the Partnership which will be allocated to the Company. These increases in tax basis are expected to increase the Company’s depreciation and amortization deductions for tax purposes and create other tax benefits and may also decrease gains (or increase losses) on future dispositions of certain assets and therefore may reduce the amount of tax that the Company would otherwise be required to pay.

The Tax Receivable Agreements generally provide for payment by the Company to certain partners of the Partnership (not including the Company) of 85% of the amount of the net cash tax savings, if any, that the Company realizes (or, under certain circumstances, is deemed to realize) as a result of increases in tax basis (and utilization of certain other tax benefits) resulting from (i) the Company’s acquisition of such partner’s Partnership units in connection with the initial public offering, any secondary offerings and any exchanges from Partnership units into Company Class A common stock and (ii) any payments the Company makes under the Tax Receivable Agreement (including tax benefits related to imputed interest).

The Company will retain the benefit of the remaining 15% of these net cash tax savings. The obligations under the Tax Receivable Agreements are the Company’s obligations and not obligations of the Partnership. For purposes of each Tax Receivable Agreement, the benefit deemed realized by the Company will be computed by comparing the Company’s U.S. federal, state and local income tax liability to the amount of such U.S. federal, state and local taxes that the Company would have been required to pay had it not been able to utilize any of the benefits subject to such Tax Receivable Agreement. The actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreements as a result of the use of certain assumptions in the Tax Receivable Agreements, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. In addition, the StepStone Limited Partnership Agreement provides that the Partnership may elect to apply an allocation method with respect to certain of the Partnership investment assets that were held at the time of the closing of our initial public offering that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to StepStone and corresponding items of gain being specially allocated to the other partners of the Partnership.

The term of each Tax Receivable Agreement will continue until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or have expired, unless the Company exercises its right to terminate such Tax Receivable Agreement (or such Tax Receivable Agreement is terminated due to a change in control or our breach of a material obligation thereunder), in which case, the Company will be required to make the termination payment specified in such Tax Receivable Agreement, as specified below. We expect that all of the intangible assets, including goodwill, of the Partnership allocable to the Partnership units acquired or deemed acquired by the Company from existing partners of the Partnership at the time of our initial public offering, any secondary offerings and any exchanges from Partnership units into Class A common stock will be amortizable for tax purposes.

Estimating the amount and timing of payments that may be made under a Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. The actual increase in tax basis and utilization of tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, some of which may only be applicable to one of the Tax Receivable Agreements, including:

•

the timing of purchases or future exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Partnership at the time of each purchase of units from the partners of the Partnership in each future exchange;

•

the price of shares of our Class A common stock at the time of the purchase or exchange—the tax basis increase in the assets of the Partnership is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•

the extent to which such purchases or exchanges are taxable—if the purchase of units from the partners of the Partnership in connection with any secondary offerings or any future exchange is not taxable for any reason, increased tax deductions will not be available;

•	the amount of the exchanging unitholder’s tax basis in its units at the time of the relevant exchange;

•	the amount and timing of the utilization of tax attributes;

•

the amount, timing and character of the Company’s income—we expect that the Tax Receivable Agreements will require the Company to pay 85% of the net cash tax savings as and when deemed realized. If the Company does not have taxable income during a taxable year, the Company generally will not be required (absent a change in control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreements for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in net cash tax savings in a given tax year may generate tax attributes that may be used to generate net cash tax savings in previous or future taxable years. The use of any such tax attributes will generate net cash tax savings that will result in payments under the Tax Receivable Agreements; and

•	U.S. federal, state and local tax rates in effect at the time that we realize the relevant tax benefits.

In addition, the depreciation and amortization periods that apply to the increases in tax basis, the timing and amount of any earlier payments that the Company may have made under a Tax Receivable Agreement and the portion of the Company’s payments under such Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis are also relevant factors.

The Company has the right to terminate each Tax Receivable Agreement, in whole or in part, at any time. Each Tax Receivable Agreement provides that if (i) the Company exercises its right to early termination of the Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under the Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under the Tax Receivable Agreement), (ii) the Company experiences certain changes in control, (iii) the Tax Receivable Agreement is rejected in certain bankruptcy proceedings, (iv) the Company fails (subject to certain exceptions) to make a payment under the Tax Receivable Agreement within 180 days after the due date or (v) the Company materially breaches its obligations under the Tax Receivable Agreement, the Company will be obligated to make an early termination payment to the beneficiaries under the Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by the Company under the Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in each Tax Receivable Agreement, including (i) the assumption that the Company would have enough taxable income to fully utilize the tax benefit resulting from the tax assets which are the subject of such Tax Receivable Agreement; (ii) the assumption that any item of loss deduction or credit generated by a basis adjustment or imputed interest arising in a taxable year preceding the taxable year that includes an early termination will be used by the Company ratably from such taxable year through the earlier of (x) the scheduled expiration of such tax item or (y) 15 years; (iii) in the case of one of the Tax Receivable Agreements, the assumption that certain net operating losses (and similar items) inherited from the counterparties will be used by the Company as contemplated in such agreement; (iv) the assumption that any non-amortizable assets are deemed to be disposed of in a fully taxable transaction on the fifteenth anniversary of the earlier of the basis adjustment and the early termination date; (v) the assumption that U.S. federal, state and local tax rates will be the same as in effect on the early termination date, subject to exceptions; and (vi) the assumption that any units (other than those held by the Company) outstanding on the termination date are deemed to be exchanged for an amount equal to the market value of the corresponding number of shares of Class A common stock on the termination date. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by the Company under the Tax Receivable Agreement at a rate specified the applicable agreement.

The payments that we are required to make under each Tax Receivable Agreements are expected to be substantial. Based on certain assumptions, including no material changes in the relevant tax law and that the

Company earns sufficient taxable income to realize the full tax benefits that are the subject of the Tax Receivable Agreements, as of March 31, 2025, we expect that future payments under the Tax Receivables Agreements will equal $313.7 million in the aggregate, although estimating the amount of payments that may be made under the Tax Receivable Agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events.

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the Tax Receivable Agreements in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the Tax Receivable Agreements could have a substantial negative effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Payments are generally due under the Tax Receivable Agreements within a specified period of time following the filing of the Company’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate specified in the applicable agreement from the due date (without extensions) of such tax return. Because of our structure, our ability to make payments under the Tax Receivable Agreements is dependent on the ability of the Partnership to make distributions to us. The ability of the Partnership to make such distributions will be subject to, among other things, restrictions in the agreements governing our debt. If we are unable to make payments under the Tax Receivable Agreements for any reason, such payments will be deferred and will accrue interest until paid.

Payments under the Tax Receivable Agreements will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the Internal Revenue Service (“IRS”) to challenge a tax basis increase or the inheritance of tax attributes from the blocker companies, the Company will not, in the event of a successful challenge, be reimbursed for any payments previously made under a Tax Receivable Agreement (although the Company would reduce future amounts otherwise payable to a holder of rights under such Tax Receivable Agreement to the extent such holder has received excess payments). No assurance can be given that the IRS will agree with our tax reporting positions, including the allocation of value among our assets. In addition, the required final and binding determination that a holder of rights under a Tax Receivable Agreement has received excess payments may not be made for a number of years following commencement of any challenge, and the Company will not be permitted to reduce its payments under a Tax Receivable Agreement until there has been a final and binding determination, by which time sufficient subsequent payments under the Tax Receivable Agreement may not be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under a Tax Receivable Agreement significantly in excess of the benefit that the Company actually realizes in respect of the increases in tax basis (and utilization of certain other tax benefits). The Company may not be able to recoup those payments, which could adversely affect the Company’s financial condition and liquidity.

No holder of rights under the Tax Receivable Agreements may transfer its rights to another person without the written consent of the Company, except that all such rights may be transferred to another person to the extent that the corresponding Partnership units are transferred in accordance with the StepStone Limited Partnership Agreement.

Certain of our directors, executive officers and beneficial owners of more than 5% of our Class A common stock or Class B common stock received payments pursuant to the Tax Receivable Agreement. Payments that require disclosure under Item 404 of Regulation S-K were as follows: (i) in fiscal 2025, Mr. Brem, directly and through MMAR HNL, LLC, received $2,207,435; Mr. Fernandez, through a family trust, received $532,348; Mr. Hart, through a family trust, received $36,538; Mr. McCabe, directly and through a family trust, received $456,630; Mr. Keck, through a family trust, received $440,818; Mr. Maruszewski received $287,569; Mr. Bradley received $220,293; Mr. Jeffrey received $372,144; ARGO Holdings, LLC received $1,844,787; entities affiliated with T. Rowe Price Associates, Inc. received $233,807; and entities affiliated with FMR LLC received $607,899; and (ii) to date in fiscal 2026, Mr. Brem, directly and through MMAR HNL, LLC, has received $2,253,429; Mr. Fernandez, through a family trust, has received $577,450; Mr. Hart, through a family trust, has received $60,512; Mr. McCabe, directly and through Benzy LLC, has received $477,877; Mr. Keck, through a family trust, has received $422,723; Mr. Maruszewski has received $319,629; Mr. Bradley has received $254,169; Mr. Jeffrey has received $391,456; ARGO Holdings, LLC has received $1,793,687; entities affiliated with T. Rowe Price Associates, Inc. have received $224,161; and entities affiliated with FMR LLC have received $582,820.

StepStone Limited Partnership Agreement

The Partnership is governed by a Tenth Amended and Restated Partnership Agreement, dated May 31, 2024 (as amended and restated from time to time, the “StepStone Limited Partnership Agreement”). StepStone Group Holdings LLC, a Delaware limited liability company (the “General Partner”) acts as the sole general partner of the Partnership, and the Company owns a 100% membership interest in the General Partner and is its sole managing member.

The Tenth Amended and Restated StepStone Group LP Limited Partnership Agreement (the “Tenth LPA”) was entered into on May 31, 2024 and established a new class of partnership units titled Class D units. On May 31, 2024, the Company and the Partnership completed the first annual exchange pursuant to the Transaction Agreements dated February 7, 2024 (the “2024 Exchange”). In the 2024 Exchange, the Company issued 513,394 shares of Class A common stock and the Partnership issued 2,239,185 Class D units and paid approximately $13 million in cash to acquire equity interests of StepStone Group Real Estate LP, a Delaware limited partnership, StepStone Group Real Assets LP, a Delaware limited partnership and StepStone Group Private Debt AG, a private company limited by shares incorporated in the canton of Zurich (together, the “Asset Class Entities”).

On May 30, 2025, the Company and the Partnership completed the second annual exchange pursuant to the Transaction Agreements dated February 7, 2024 (the “2025 Exchange”). Inclusive of adjustments under the Transaction Agreements related to the 2024 Exchange, in the 2025 Exchange the Company issued 756,105 shares of Class A common stock and Partnership issued 2,438,403 Class D units and paid approximately $11 million in cash to acquire equity interests of the Asset Class Entities.

In its capacity as the sole managing member of the General Partner, the Company controls all of the Partnership’s business and affairs. The Company holds all of the Class A units of the Partnership. Holders of Class A units, Class B units, Class C units and Class D units are generally entitled to one vote per unit with respect to all matters as to which partners are entitled to vote under the StepStone Limited Partnership Agreement. Class A units, Class B units, Class C units and Class D have the same economic rights per unit.

At any time the Company issues a share of Class A common stock for cash, the net proceeds received by the Company will be promptly used to acquire a Class A unit unless used to settle an exchange of a Class B unit for cash. Any time the Company issues a share of Class A common stock upon an exchange of a Class B unit or settles such an exchange for cash, as described below under “—Exchange Agreement,” the Company will contribute the exchanged unit to the Partnership and the Partnership will issue to the Company a Class A unit. If the Company issues other classes or series of equity securities, the Partnership will issue to the Company an equal amount of equity securities of the Partnership with designations, preferences and other rights and terms that are substantially the same as the Company’s newly issued equity securities. Conversely, if the Company retires any shares of Class A common stock (or equity securities of other classes or series) for cash, the Partnership will, immediately prior to such retirement, redeem an equal number of Class A units (or its equity securities of the corresponding classes or series) held by the Company, upon the same terms and for the same price, as the shares of the Company’s Class A common stock (or equity securities of such other classes or series) are retired. In addition, membership units of the Partnership, as well as our common stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions.

The Company will have the right to determine when distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, except as described below, such distribution will be made to the holders of Class A units, Class B units, Class C units and Class D on a pro rata basis in accordance with the number of units held by such holder.

The holders of units, including the Company, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the Partnership. Net profits and net losses of the Partnership will generally be allocated to holders of units (including the Company) on a pro rata basis in accordance with the number of units held by such holder; however, under applicable tax rules, the Partnership will be required to allocate net taxable income disproportionately to its partners in certain circumstances. The StepStone Limited Partnership Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the units generally equal to the taxable income allocated to each holder of units (with certain adjustments) multiplied by an assumed tax rate. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the Partnership allocable per unit (based on the partner which is allocated the largest amount of taxable income on a per unit basis) multiplied by an assumed tax rate equal to the highest combined U.S. federal and applicable state and local tax rate applicable to any natural person residing in, or corporation doing business in, New York City or San Francisco, California that is taxable on that income (taking into account the deductibility of state and local taxes for U.S. federal income tax purposes and certain other assumptions). The StepStone Limited Partnership Agreement generally requires tax distributions to be pro rata based on the ownership of Partnership units, however, if the amount of tax distributions to be made exceeds the amount of funds available for distribution, the Company shall receive a tax distribution calculated using the corporate tax rate, before the other partners receive any distribution and the balance, if any, of funds available for distribution shall be distributed first to the other partners pro rata in accordance with their assumed tax liabilities (also using the corporate tax rate), and then to all partners (including the Company) pro rata until each partner receives the full amount of its tax distribution using the individual tax rate. The Partnership will also make non-pro rata payments to the Company to reimburse it for corporate and other overhead expenses (which payments from the Partnership will not be treated as distributions under the StepStone Limited Partnership Agreement). Notwithstanding the foregoing, no distribution will be made pursuant to the StepStone Limited Partnership Agreement to any unit holder if such distribution would violate applicable law or result in the Partnership or any of its subsidiaries being in default under any material agreement governing indebtedness.

The StepStone Limited Partnership Agreement provides that the Partnership may elect to apply an allocation method with respect to certain Partnership investment assets that were held at the time of the closing of the secondary offerings that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to us and corresponding items of gain being specially allocated to the other partners of the Partnership.

The StepStone Limited Partnership Agreement provides that it may generally be amended, supplemented, waived or modified by the Company in its sole discretion without the approval of any other holder of units, except that no amendment can adversely affect the rights of a holder of any class of units without the consent of holders of a majority of the units of such class.

Stockholders Agreement

Certain of the Class B stockholders, Class C unitholders and Class D unitholders are party to a Stockholders Agreement with respect to all shares of voting stock held by them. Pursuant to the Stockholders Agreement, these stockholders have agreed to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee (as described below) on any matter submitted to our common stockholders for a vote.

The Stockholders Agreement provides for a “Class B Committee” selected from time to time by the parties to that agreement. As of the date of this proxy statement, the members of the Class B Committee currently are Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Michael McCabe and Thomas Keck.

Under the Stockholders Agreement, the Class B Committee is entitled to designate director nominees for election at our annual meetings of stockholders. The Company and the stockholders who are parties to the Stockholders Agreement shall take all necessary action (subject to fiduciary duties of directors with respect to any action by the board of directors) to cause the persons so designated by the Class B Committee to be the full slate of nominees recommended by our board of directors (or any committee or subcommittee thereof) for election as directors at each annual or special meeting of stockholders at which directors are to be elected. The parties to the Stockholders Agreement have agreed to vote their voting stock, including their Class A common stock and Class B common stock, as directed by the Class B Committee. As a result of these arrangements, the Class B Committee will control the outcome of any such matters that are submitted to our stockholders for five years from the initial public offering.

The Stockholders Agreement will expire on September 18, 2025. After that date, the Class B Committee will dissolve and we expect that no stockholder or group of stockholders will control the outcome of any matters submitted to the stockholders.

Exchange Agreements

We have entered into Exchange Agreements with the direct partners of the Partnership that entitles those partners (and certain permitted transferees thereof) to exchange their Class B units (together with an equal number of shares of Class B common stock), Class C units or Class D units, for shares of Class A common stock on a one-for-one basis or, at our election, for cash. The most recent such Exchange Agreement, which we refer to as the Class D Exchange Agreement, was entered into at the closing of the 2024 Exchange on May 31, 2024.

In addition, the Exchange Agreements provide that an owner does not have the right to exchange their Class B, Class C or Class D units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with the Company, the Partnership or any of their subsidiaries to which the Partnership unitholder is subject. We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that the Partnership is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

The Exchange Agreements also provide for mandatory exchanges under certain circumstances set forth in the StepStone Limited Partnership Agreement, including upon any transfer of partnership units to a person other than in a qualified transfer (as defined therein) and upon failure to comply with or material breach of the Stockholders Agreement.

Any beneficial holder exchanging Class B units must ensure that the applicable corresponding number of shares of Class B common stock are delivered to us for redemption at par value and cancellation as a condition of exercising its right to exchange Class B units for shares of our Class A common stock.

The Class D Exchange Agreement restricts the transfer of the Class D Units of the Partnership, which restriction shall apply for a maximum of one year after each exchange event (or two years if a Transaction Agreement Exchange (as defined in the Class D Exchange Agreement) constitutes an Acceleration Exchange (as defined in the Class D Exchange Agreement)), subject to certain exceptions.

Registration Rights Agreement

We have entered into a Registration Rights Agreement with certain former, current and future holders of our Class B, Class C and Class D units. This agreement provides these holders with certain registration rights, whereby they have the right to require us to register under the Securities Act the shares of Class A common stock issuable upon exchange of Class B, Class C or Class D units. The Registration Rights Agreement also provides for piggyback registration rights for the holders party thereto, subject to certain conditions and exceptions. The most recent amendment and restatement of the Registration Rights Agreement, which added Class D unitholders as parties, occurred in connection with the closing of the 2024 Exchange on May 31, 2024.

Indemnification Agreements

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our amended and restated bylaws. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information as of June 30, 2025 (or as of the date otherwise indicated below) regarding beneficial ownership by:

•	each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

•	our directors and director nominees;

•	each of our named executive officers (as listed in the Summary Compensation Table above); and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the mailing address of each listed beneficial owner is c/o StepStone Group Inc., 277 Park Avenue, 45th Floor, New York, New York 10172.

The number of shares beneficially owned by each entity or individual is determined under the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of August 29, 2025 (60 days after June 30, 2025) through the exercise of any stock options, through the vesting/settlement of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after August 29, 2025. Unless otherwise indicated, each person has sole voting and investment power (or shares such power with his or her spouse, as applicable) with respect to the shares set forth in the following table.

The number of shares of Class A common stock listed in the table below represents shares of Class A common stock directly owned, and assumes no exchange of Class B, Class C or Class D units for Class A common stock. As described in “—Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Exchange Agreement,” each Class B unitholder, Class C unitholder and Class D unitholder is entitled to have its Class B units, Class C units or Class D units, as applicable, exchanged for Class A common stock on a one-for-one basis, or, at our option, for cash. As discussed in “—Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Stockholders Agreement,” certain Class A and Class B stockholders who are employees and partners entered into a Stockholders Agreement pursuant to which they agreed to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee on any matter submitted to our common stockholders for a vote. Because they are a “group” under applicable securities laws, certain parties to the Stockholders Agreement may be deemed to be a beneficial owner of all securities held by the parties to the Stockholders Agreement.

The number of shares of Class A common stock and Class B common stock outstanding and percentage of beneficial ownership set forth below is computed on the basis of 78,552,912 shares of our Class A common stock and 39,504,186 shares of our Class B common stock issued and outstanding as of June 30, 2025.

	Class A common stock owned		Class B common stock owned		Total voting power in Company
Name of Beneficial Owner	Number	%	Number	%	%
Named Executive Officers and Directors:
Scott W. Hart(1)*	98,708	+	3,061,782	7.8%	5.6%
Jason P. Ment*	8,330	+	1,128,249	2.9%	2.0%
Jose A. Fernandez(2)*	11,210	+	5,022,101	12.7%	9.1%
David Y. Park	6,570	+	—	—	+
Michael I. McCabe(3)*	606,159	+	2,843,558	7.2%	5.4%
Monte M. Brem(4)*	—	—	2,276,888	5.8%	4.1%
Valerie G. Brown(5)	15,322	+	—	—	+
David F. Hoffmeister(6)	45,853	+	—	—	+
Thomas Keck(7)*	103,040	+	4,196,498	10.6%	7.6%
Steven R. Mitchell	—	—	—	—	—
Anne L. Raymond	20,520	+	—	—	+
All executive officers and directors as a group (11 persons)	915,622	1.2%	18,529,076	46.9%	33.9%
Other 5% Beneficial Owners:
ARGO Holdings, LLC(8)	—	—	3,662,708	9.3%	6.6%
Sanford Energy, Inc.(8)	—	—	3,330,328	8.4%	6.0%
Thomas Alcott Bradley(9)	111,689	+	3,482,359	8.8%	6.3%
David Jeffrey	146,717	+	3,002,899	7.6%	5.5%
Mark Maruszewski(10)	43,957	+	3,372,538	8.5%	6.1%
James Lim(11)	4,204,451	5.3%	—	—	1.5%
BlackRock, Inc.(12)	9,768,221	12.4%	—	—	3.5%
T. Rowe Price Associates, Inc.(13)	6,040,309	7.7%			2.2%
The Vanguard Group(14)	6,527,048	8.3%	—	—	2.4%
Millennium Management LLC(15)	4,401,412	5.6%	—	—	1.6%
Invesco Ltd.(16)	4,011,015	5.1%			1.5%
FMR LLC(17)	3,942,702	5.0%			1.4%

+	Represents less than one percent.
*

Member of the Class B Committee. As of June 30, 2025, each member of the Class B Committee may be deemed to have beneficial ownership over 8,915,432 shares of Class A common stock and 32,331,035 shares of Class B common stock held by stockholders party to the Stockholders Agreement (inclusive of the shares listed in the table), which has been omitted from the table above (except to the extent listed).

(1)	Includes 80,000 Class A shares and 3,061,782 Class B shares beneficially owned by a family trust.
(2)

Includes 3,416,602 Class B shares beneficially owned by a family trust and 1,605,500 Class B shares owned by Santaluz Capital Partners, LLC. Mr. Fernandez is a manager of Santaluz Capital Partners, LLC.

(3)

Includes 409,736 Class A shares and 1,906,142 Class B shares owned directly by Mr. McCabe and 196,423 Class A Shares and 937,416 Class B shares owned by Benzy LLC. Family trusts controlled by Mr. McCabe’s spouse have sole voting power for the shares owned by Benzy LLC.

(4)	Shares owned by MMAR HNL, LLC. Mr. Brem is the manager of MMAR HNL, LLC.
(5)	Shares beneficially owned by a trust.
(6)	Includes 39,536 Class A shares beneficially owned by SentinalPoint Partners Inc. a corporation wholly owned by Mr. Hoffmeister.
(7)

Includes 100,750 Class A shares and 2,551,124 Class B shares beneficially owned by a family trust, in which Mr. Keck shares voting power with his spouse, and 1,645,374 Class B shares owned by Cresta Capital, LLC. Mr. Keck is a manager of Cresta Capital, LLC.

(8)

Based in part on information included in a Schedule 13D/A filed with the SEC on November 19, 2021 jointly by ARG Private Equity, LLC (formerly Argonaut Private Equity, LLC), ARGO Holdings, LLC, Sanford Energy, Inc., George B. Kaiser and Robert A. Waldo. As reported, Mr. Waldo is the manager and Vice President of ARG Private Equity LLC, an affiliate of ARGO Holdings LLC, and an adviser to Sanford Energy, Inc. and may be deemed to have voting and/or dispositive power over the shares. In addition, because ARGO Holdings LLC and Sanford Energy, Inc. are both affiliates of ARG Private Equity LLC, Mr. Waldo may be deemed to control Sanford Energy, Inc. and, therefore, may be deemed to be the beneficial owner of the shares held by Sanford Energy, Inc. Mr. Kaiser is the sole member of ARG Private Equity, LLC. In connection with the closing of the initial public offering of our Class A common stock, we effected certain reorganization transactions and, as described in the section “Certain Relationships and Related Persons Transactions,” we entered into an Exchange Agreement with the direct partners of the Partnership, including ARGO Holdings, LLC and Sanford Energy, Inc., that entitles those partners (and certain permitted transferees thereof) to exchange their Class B units in the Partnership together with an equal number of shares of our Class B common stock for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. As a result, ARG Private Equity, LLC and ARGO Holdings, LLC reported having sole voting and sole dispositive power over the 3,662,708 shares of our Class A common stock. Sanford Energy, Inc. reported having sole voting and sole dispositive power over 3,830,328 shares of our Class A common stock. Each of Mr. Kaiser and Mr. Waldo reported having shared voting and shared dispositive power over 3,662,708 shares of our Class A common stock, and Mr. Waldo reported having sole voting and sole dispositive power over 25,000 shares of our Class A common stock. Mr. Waldo disclaimed beneficial ownership of such securities, except to the extent of his actual pecuniary interest therein. The address for the reporting persons is 6733 South Yale Avenue, Tulsa, Oklahoma 74136.

(9)

Consists of 69,371 Class A shares and 2,565,677 Class B shares owned directly by Mr. Bradley, 33,610 Class A shares and 628,424 Class B shares owned by Aftermath LLC, 8,708 Class A shares and 87,740 Class B shares owned by LetMeGo LLC and 200,000 Class B shares owned by Beggars Banquet LLC. Mr. Bradley is the managing member of Aftermath LLC and sole general managing member of LetMeGo LLC. Mr. Bradley’s spouse is the general manager of Beggars Banquet LLC.

(10)

Consists of 43,957 Class A shares and 2,158,011 Class B shares owned directly by Mr. Maruszewski, 878,009 Class B shares owned by Sconset Union Capital, LLC and 336,518 Class B shares owned by Sconset Union Capital II, LLC. Mr. Maruszewski is the manager of Sconset Union Capital, LLC and Mr. Maruszeski’s spouse is manager of Sconset Union Capital II, LLC.

(11)	Consists of 4,040,795 Class A shares and 163,656 Class C units exchangeable into Class A shares owned by Sanctuary Bay LLC. Mr. Lim is the general manager of Sanctuary Bay LLC.
(12)

Based on information included in a Schedule 13G/A filed with the SEC on April 21, 2025 by BlackRock, Inc. As disclosed therein, as of March 31, 2025, BlackRock, Inc. reported having sole voting power over 9,693,263 shares of our Class A common stock and sole dispositive power over 9,768,221 shares of our Class A common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(13)

Based on information included in a Schedule 13G/A filed with the SEC on May 14, 2025 by T. Rowe Price Associates, Inc. (“T. Rowe”). As disclosed therein, as of March 31, 2025, T. Rowe reported having sole dispositive power over 5,872,927 shares of our Class A common stock and sole voting power over 5,872,927 shares of our Class A common stock. The address for T. Rowe is 1307 Point Street, Baltimore, MD 21231.

(14)

Based on information included in a Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group. (“Vanguard”). As disclosed therein, as of September 30, 2024, Vanguard reported having sole dispositive power over 6,358,468 shares of our Class A common stock, shared dispositive power over 168,580 shares of our Class A common stock, and shared voting power over 112,439 shares of our Class A common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

Based on information included in a Schedule 13G/A filed with the SEC on May 29, 2025 by Integrated Core Strategies (US) LLC, Millennium Management LLC, Millennium Group Management LLC, and Israel A. Englander (together, the “Millennium Entities”). As disclosed therein, as of May 23, 2025, Integrated Core Strategies (US) LLC reported having shared dispositive power over 4,038,307 shares of our Class A common stock and shared voting power over 4,038,307 shares of our Class A common stock, and each of the remaining Millennium Entities reported having shared dispositive power over 4,401,412 shares of our Class A common stock and shared voting power over 4,401,412 shares of our Class A common stock. The address for the Millennium Entities is 399 Park Avenue, New York, New York 10022.
(16)

Based on information included in a Schedule 13G filed with the SEC on May 9, 2025 by Invesco Ltd. As disclosed therein, as of March 31, 2025, Invesco Ltd. reported having sole dispositive power over 4,011,015 shares of our Class A common stock and sole voting power over 3,941,600 shares of our Class A common stock. The address for Invesco Ltd. is 1331 Spring Street NW, Suite 2500, Atlanta, GA 30309.

(17)

Based on information included in a Schedule 13G filed with the SEC on November 8, 2024 by FMR LLC and Abigail P. Johnson. As disclosed therein, as of September 30, 2024, FMR LLC reported having sole voting power over 3,919,167 shares of our Class A common stock and sole dispositive power over 3,942,702 shares of our Class A common stock, and Abigail P. Johnson reported having sole voting power over 0 shares of our Class A common stock and sole dispositive power over 3,942,702 shares of our Class A common stock. The address for FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by our board of directors of the Company for use at the Annual Meeting to be held on Tuesday, September 9, 2025 at 1:00 p.m. Eastern Time, or at any adjournments or postponements thereof.

1.	Where is the Annual Meeting being held?

Our board of directors has determined that the Annual Meeting should be held online via live audio webcast at www.proxydocs.com/STEP in order to permit stockholders from any location with access to the Internet to participate. See “—How can I attend, participate in and vote at the Annual Meeting online?” below for details.

2.	What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the nine director nominees named in this proxy statement, each to serve for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1);

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026 (Proposal 2);

3.	To approve, on a non-binding and advisory basis, the compensation of our named executive officers (“Say-on-Pay”);

4.	To approve the Exculpation Amendment Proposal (Proposal 4);

5.	To approve the Clean-Up Amendments Proposal (Proposal 5).

Additionally, stockholders are entitled to vote on such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those included in these proxy materials. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

3.	Who can vote at the Annual Meeting?

Stockholders of record as of the close of business on July 15, 2025, the record date, are entitled to participate in and vote at the Annual Meeting. Pursuant to our amended and restated certificate of incorporation (the “certificate of incorporation”), holders of our (i) Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders; and (ii) Class B common stock are entitled to five votes per share on all matters submitted to a vote of stockholders. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement, except for Proposal 5, which requires an additional separate class vote of Class B common stock. Upon the occurrence of a Sunset on September 18, 2025, the voting rights of the Class B common stock will change to one vote per share.

As of the record date, there were 78,552,912 shares of our Class A common stock and 39,504,186 shares of our Class B common stock issued and outstanding. Pursuant to our certificate of incorporation, holders of Class A and Class B common stock are not entitled to cumulative voting.

4.	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•

Stockholder of Record. If (i) your shares of Class A common stock are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC (formerly, American Stock Transfer & Trust Company LLC), or (ii) you hold shares of Class B common stock, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

•

Beneficial Owner of Shares Held in Street Name. If your shares of Class A common stock are held in an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee (each referred to as a “broker”), then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account by following the instructions that the organization provides to you with the proxy materials. Those instructions are contained in a “voting instruction form.”

5.	How can I attend, participate in and vote at the Annual Meeting online?

Stockholders of record and beneficial owners of shares of our common stock as of the record date may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting, by registering in advance of the Annual Meeting at www.proxydocs.com/STEP.

The Annual Meeting will begin at 1:00 p.m. Eastern Time on Tuesday, September 9, 2025. Access will begin at approximately 12:45 p.m. Eastern Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check in. As mentioned above, in order to attend the Annual Meeting, you must register in advance of the meeting at www.proxydocs.com/STEP. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to enter your uniquely assigned control number at www.proxydocs.com/STEP as part of the registration process; alternatively, if you do not have a control number, please contact your broker, bank or other nominee as soon as possible and no later than September 2, 2025, so that you can be provided with a control number and gain access to the meeting.

If you were a stockholder as of the close of business on July 15, 2025, the record date, you may vote shares held in your name as the stockholder of record or shares for which you are the beneficial owner but not the stockholder of record electronically during the Annual Meeting through the online virtual annual meeting platform by following the instructions provided when you log onto the online virtual Annual Meeting platform.

Before the Annual Meeting beneficial owners may vote by following the instructions on their voting instruction form, and stockholders of record may vote:

•	By mail, by completing, signing, and dating your proxy card (if applicable).

•	Online at www.proxypush.com/STEP

•	By telephone, at 1-866-307-0862.

Stockholders may submit questions during the Annual Meeting at the meeting website. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized and answered, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting platform. Technicians will be ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instruction email that you will receive upon registration for the Annual Meeting.

Whether or not you plan to attend the Annual Meeting online, we encourage you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

6.	How does the board of directors recommend that I vote?

Our board of directors recommends that stockholders vote “FOR” each nominee for director named in Proposal 1; “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2026 (Proposal 2); “FOR” the approval, on a non-binding and advisory basis, of the compensation of our named executive officers (Proposal 3); “FOR” the approval of the Exculpation Amendment Proposal (Proposal 4); and “FOR” the approval of the Clean-Up Amendments Proposal (Proposal 5).

7.	How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the stock outstanding and entitled to vote at the Annual Meeting, must be present or represented by proxy. Abstentions and withhold votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders may in some cases vote your shares in their discretion, but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions.

8.	What is a proxy card?

The proxy card enables you to appoint Jason Ment, Jose Fernandez and Jennifer Ishiguro as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing such persons to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the date of the Annual Meeting in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

9.	Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a broker. Brokers generally have the authority, but are not required, to vote shares not voted by customers on certain “routine” matters, and are prohibited from exercising discretionary authority on non-routine matters. Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Because the ratification of an independent registered public accounting firm (Proposal 2) is the only matter that we expect to be considered to be “routine” at the Annual Meeting, your shares may only be voted by your broker for the ratification of our independent registered public accounting firm. However, even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. We expect that there will be no broker non-votes (as described above) with respect to Proposal 2. Broker non-votes, if any, will have no effect on the outcome of the vote in Proposals 1 and 3 and will have the same effect as a vote against for Proposals 4 and 5.

As mentioned above, in the case of broker non-votes, if any, those shares will still be counted for purposes of determining if a quorum is present.

10.	What vote is required to elect directors (Proposal 1)?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the nine nominees who receive the highest number of shares voted “For” his or her election will be elected.

“Withhold” votes against a director and broker non-votes, if any, will have no direct effect on his or her election. However, our board has adopted a director resignation policy, under which any director who receives a greater number of votes “withheld” for his or her election than “for” such election is expected to promptly tender his or her resignation offer to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to our board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that our board accept any resignation offer, the Nominating and Corporate Governance Committee may consider all factors that the Committee’s members believe are relevant. Our board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation offer will not participate in the proceedings of either the Nominating and Corporate Governance Committee or our board with respect to his or her own resignation offer.

11.	What vote is required for Proposal 2?

Approval of Proposal 2 requires the affirmative vote of at least a majority of the voting power of the stock present or represented by proxy and entitled to vote on the subject matter, voting as a single class.

Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 2. Because broker discretionary voting is expected to be permitted with respect to Proposal 2, we expect there will be no broker non-votes with respect to Proposal 2.

12.	What vote is required for Proposal 3?

Approval of Proposal 3 requires the affirmative vote of at least a majority of the voting power of the stock present or represented by proxy and entitled to vote on the subject matter, voting as a single class.

Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 3, and broker non-votes, if any, will have no effect on Proposal 3.

13.	What vote is required for Proposal 4?

Approval of Proposal 4 requires the affirmative vote of the holders of at least a majority of the voting power of the outstanding stock entitled to vote on the subject matter, voting as a single class.

Abstentions and broker non-votes, if any, will have the same effect as a vote “Against” on the outcome of Proposal 4 .

14.	What vote is required for Proposal 5?

Approval of Proposal 5 requires the affirmative vote of the holders of (i) at least a majority of the voting power of the outstanding stock entitled to vote on the subject matter, voting as a single class, and (ii) at least a majority of the outstanding shares of Class B common stock, voting as a separate class.

Abstentions and broker non-votes, if any, will have the same effect as a vote “Against” on the outcome of Proposal 5.

15.	Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your previously delivered proxy and vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Chief Legal Officer & Secretary at 277 Park Avenue, 45th Floor, New York, New York 10172 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a broker, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

16.	What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees (Proposal 1); “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2026 (Proposal 2); “FOR” the approval, on a non-binding and advisory basis, of the compensation of our named executive officers (Proposal 3); “FOR” approval of the Exculpation Amendment Proposal (Proposal 4); and “FOR” approval of the Clean-Up Amendments Proposal (Proposal 5).

17.	Where do I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

18.	Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our board.

Submission of Stockholder Proposals for the 2026 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2026 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company by email at shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 277 Park Avenue, 45th Floor, New York, New York 10172 no later than the close of business on March [ ], 2026.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at an Annual Meeting of Stockholders (but not for inclusion in the proxy statement). Notice of a nomination or other proposal of business must be delivered to the Company by email at shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 277 Park Avenue, 45th Floor, New York, New York 10172 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, to be timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2026 Annual Meeting of Stockholders, notice of a nomination or proposal must be delivered to us no earlier than the close of business on May 12, 2026 and no later than the close of business on June 11, 2026. Nominations and proposals also must satisfy other requirements set forth in the bylaws (which includes information required under Rule 14a-19).

For purposes of these proposals, “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not the day is a business day.

Householding Information

Unless we have received contrary instructions, we may send a single copy of the Notice or this proxy statement to any household at which two or more stockholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together, both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions: If the shares are registered in the name of the stockholder, the stockholder should notify us by email at shareholders@stepstonegroup.com, by phone at 212.351.6100 or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 277 Park Avenue, 45th Floor, New York, New York 10172 to inform us of his or her request. If a broker holds the shares, the stockholder should contact such broker directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov.

We will provide without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended March 31, 2025, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to the Chief Legal Officer & Secretary, StepStone Group Inc., 277 Park Avenue, 45th Floor, New York, New York 10172. The Annual Report and this proxy statement are also available online at https://shareholders.stepstonegroup.com/financial-information/sec-filings.

Appendix A

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS AS PERMITTED BY DELAWARE LAW

Subject to approval by the requisite vote of stockholders of the Company, Article XI of the certificate of incorporation would be amended as follows, with additions indicated by double underlining:

ARTICLE XI

LIABILITY OF DIRECTORS AND OFFICERS

Section 11.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Section 11.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article XI that adversely affects any right of a director or officer, as applicable, shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

A-1

Appendix B

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO REMOVE OBSOLETE PROVISIONS AND TO MAKE CERTAIN OTHER CLARIFYING, TECHNICAL AND CONFORMING CHANGES

Subject to approval by the requisite vote of stockholders of the Company, Article IV, Section 4.2 of the certificate of incorporation would be amended as follows, with deletions indicated by strikeouts and additions indicated by double underlining:

Section 4.2 Common Stock.

(a) Except as otherwise expressly provided herein or as required by the DGCL, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the DGCL, each holder of shares of Class A Common Stock and Class B Common Stock shall be entitled to one vote for each share of Class A Common Stock or Class B Common Stock, as applicable, held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally~~, and until a Sunset (as defined below) has become effective, each holder of shares of Class B Common Stock shall be entitled to 5 votes for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally. From and after such time when the Sunset has become effective, each holder of shares of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally~~. The holders of shares of Common Stock shall not have cumulative voting rights.

~~(b) For purposes of Section 4.2(a):~~

~~(i) A “Sunset” shall be triggered by any of the following:~~

~~(A) The Sunset Holders (as defined below) collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined assuming all outstanding Class B Units (as defined below) have been exchanged for Class A Common Stock);~~

~~(B) the Sunset Holders collectively cease to maintain direct or indirect beneficial ownership of at least 25% of the aggregate voting power of the outstanding shares of Common Stock; or~~

~~(C) upon the fifth anniversary of the closing of a registered underwritten initial public offering (the “~~IPO~~”) of the Corporation.~~

~~(ii) “Sunset Holders” means Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman (collectively, the “Sunset Individuals”) and their respective Permitted Transferees (as defined in the Partnership Agreement (as defined below)).~~

~~(iii) In the case of clauses 4.2(b)(i)(A) and (B) above, (x) a Sunset triggered during the Corporation’s first or second fiscal quarters will become effective at the end of the fiscal year in which such trigger occurs, and (y) a Sunset triggered during the Corporation’s third or fourth fiscal quarters will become effective at the end of the fiscal year beginning after the fiscal year in which such trigger occurs. In the case of clause 4.2(b)(i)(C) above, such Sunset will become effective at 12:01 a.m. on such fifth anniversary.~~

~~(c)~~(b) Unless otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation).

~~(d)~~(c) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive dividends and distributions to the extent permitted by law when, as and if declared by the Board of Directors. Except as otherwise provided under this Restated Certificate of Incorporation, dividends and other distributions shall not be declared or paid in respect of Class B Common Stock.

~~(e)~~(d) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, provided, however, that the aggregate distribution to the holders of Class B Common Stock, as such, shall be limited to the aggregate par value of such holders’ then-outstanding shares of Class B Common Stock.

Subject to approval by the requisite vote of stockholders of the Company, Article IV, Section 4.4 of the certificate of incorporation would be amended as follows, with deletions indicated by strikeouts and additions indicated by double underlining:

Section 4.4 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) ~~by the affirmative~~without a separate class vote of the holders of shares of Class A Common Stock, Class B Common Stock or Preferred Stock ~~at least a majority of the voting power of the stock outstanding and entitled to vote thereon~~irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

Subject to approval by the requisite vote of stockholders of the Company, Article IV, Section 4.8 of the certificate of incorporation would be amended as follows, with deletions indicated by strikeouts and additions indicated by double underlining:

Section 4.8 Issuance and Retirement of Class B Common Stock.

~~(a) Under certain circumstances set forth in the Partnership Agreement, a Class B2 Unit (as such term is defined in the Partnership Agreement, a “Class B2 Unit”) may convert into or be exchanged for a Class B Unit (a “Full Vesting Event”). Upon notice from the Partnership of such a Full Vesting Event, the Corporation shall issue a number of shares of Class B Common Stock registered in the name of the applicable holder equal to the number of Class B Units issued upon such Full Vesting Event, in exchange for payment in cash to the Corporation of the aggregate par value of the shares of Class B Common Stock so issued.~~

~~(b) Under certain circumstances set forth in the Partnership Agreement, additional Class B Units may be issued in connection with certain anti-dilution events set forth in the Partnership Agreement (an “Anti-Dilution Event”). Upon notice from the Partnership of such an Anti-Dilution Event, the Corporation shall issue a number of shares of Class B Common Stock registered in the name of the applicable holder equal to the number of Class B Units issued in connection with such Anti-Dilution Event, in exchange for payment in cash to the Corporation of the aggregate par value of the shares of Class B Common Stock so issued.~~

~~(c)~~ If any outstanding share of Class B Common Stock shall cease to be held by a concurrent holder of a Class B Unit (including a transferee of a Class B Unit), such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and upon such transfer shall be automatically retired and shall thereupon be restored to the status of an authorized but unissued share of Class B Common Stock of the Corporation.

Subject to approval by the requisite vote of stockholders of the Company, Article IV, Section 4.9 of the certificate of incorporation would be amended as follows, with deletions indicated by strikeouts and additions indicated by double underlining:

Section 4.9 No Further Issuances of Class B Common Stock. Except ~~as set forth in Section 4.8 and except~~ for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction in accordance with the provisions of this Restated Certificate of Incorporation, the Corporation shall not at any time after the filing and effectiveness of this Restated Certificate of Incorporation issue any additional shares of Class B Common Stock.

Subject to approval by the requisite vote of stockholders of the Company, Article IV, Section 4.10 of the certificate of incorporation would be amended as follows, with deletions indicated by strikeouts and additions indicated by double underlining:

Section 4.10 Reservation of Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the exchange of Class B Units, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the exchange of all outstanding Class B ~~and Class B2~~ Units for Class A Common Stock.

Subject to approval by the requisite vote of stockholders of the Company, Article V, Section 5.2 of the certificate of incorporation would be amended as follows, with deletions indicated by strikeouts and additions indicated by double underlining:

Section 5.2 Classification.

(a) Except as may be otherwise provided with respect to directors elected by the separate vote of the holders of one or more series of Preferred Stock (the “Preferred Stock Directors”), ~~the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. The Board of Directors shall have the exclusive power to fix the number of directors in each class. Class I directors shall initially serve until the first annual meeting of stockholders following the closing of the Corporation’s IPO, and director nominees elected to succeed such Class I directors as Class I directors will be elected to hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. Class II directors shall initially serve until the second annual meeting of stockholders following the closing of the Corporation’s IPO, and director nominees elected to succeed such Class II directors as Class II directors will be elected to hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. Class III directors shall initially serve until the third annual meeting of stockholders following the closing of the Corporation’s IPO. Commencing with the third annual meeting of stockholders following the closing of the Corporation’s IPO,~~ directors ~~of each class the term of which shall then or thereafter expire~~ shall be elected to hold office for a one-year term and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. ~~In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be fixed solely by the Board of Directors as determined solely by the Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.~~

(b) Subject to the rights of the holders of one or more series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. ~~Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected~~

~~and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. Notwithstanding the foregoing, from and after the final adjournment of the third annual meeting of stockholders following the closing of the Corporation’s IPO, a~~Any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) Any director (other than any Preferred Stock Director) ~~may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; provided, however, that from and after the final adjournment of the third annual meeting of stockholders following the closing of the Corporation’s IPO, any such director who is elected for a one-year term~~ may be removed with or without cause but only by the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon. Notwithstanding the foregoing, whenever the holders of any class or series are entitled to elect one or more directors by this Restated Certificate of Incorporation (including any Preferred Stock Designation), with respect to the removal without cause of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall apply.

(d) During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Subject to approval by the requisite vote of stockholders of the Company, Article VIII, Section (c)(viii) of the certificate of incorporation would be amended as follows, with deletions indicated by strikeouts and additions indicated by double underlining:

(viii) Principal Holders” means ~~the Sunset Holders~~Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman, their respective Permitted Transferees (as defined in the Partnership Agreement), their affiliates ~~of the Sunset Individuals~~ and their respective successors; provided, however, that the term “Principal Holders” shall not include the Corporation or any of the Corporation’s direct or indirect subsidiaries.

Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. StepStone Group Inc. Internet: www.proxypush.com/STEP • Cast your vote online Annual Meeting of Stockholders • Have your Proxy Card ready • Follow the simple instructions to record your vote For Stockholders of record as of July 15, 2025 Phone: Tuesday, September 9, 2025 1:00 PM, Eastern Time 1-866-307-0862 Annual Meeting to be held live via the Internet—please visit • Use any touch-tone telephone • • Have your Proxy Card ready www.proxydocs.com/STEP for more details. Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 11:59 PM, Eastern Time, September 8, 2025. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jason P. Ment, Jose A. Fernandez and Jennifer Y. Ishiguro (the “Named Proxies”) and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of StepStone Group Inc. which the undersigned is entitled to vote at the Annual Meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof and revoking any proxy heretofore given. WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal No. 1 becomes unable to serve or for good cause will not serve). You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

StepStone Group Inc. Annual Meeting of Stockholders Please make your marks like this:THE BOARD OF DIRECTORS RECOMMENDS A VOTE:FOR EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect the nine director nominees named in the proxy statement, each to serve for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification. FOR WITHHOLD 1.01 Monte M. Brem FOR #P2# #P2# 1.02 Valerie G. Brown FOR #P3# #P3# 1.03 Jose A. Fernandez FOR #P4# #P4# 1.04 Thomas Keck FOR #P5# #P5# 1.05 Michael I. McCabe FOR #P6# #P6# 1.06 Steven R. Mitchell FOR #P7# #P7# 1.07 Scott W. Hart FOR #P8# #P8# 1.08 David F. Hoffmeister FOR #P9# #P9# 1.09 Anne L. Raymond FOR #P10# #P10# FOR AGAINST ABSTAIN 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public FOR accounting firm for the fiscal year ending March 31, 2026. #P11# #P11# #P11# 3. To approve, on a non-binding and advisory basis, the compensation of our named executive FOR officers (“Say-on-Pay”). #P12# #P12# #P12# 4. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation FOR to limit the liability of certain officers as permitted by Delaware law. #P13# #P13# #P13# 5. To approve amendments to the Company’s Amended an Restated Certificate of Incorporation to FOR remove obsolete provisions and make certain other clarifying, technical and conforming changes. #P14# #P14# #P14# Note: Includes authority for proxy holder to transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof. You must register to attend the Annual Meeting online and/or participate at www.proxydocs.com/STEP Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date